Exhibit 4.1

EUPRAXIA PHARMACEUTICALS INC.

ANNUAL INFORMATION FORM

Dated March 23, 2023

TABLE OF CONTENTS

INTRODUCTION	1
CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS	1
CORPORATE STRUCTURE	5
General	5
Intercorporate Relationships	5
GENERAL DEVELOPMENT OF THE BUSINESS	6
Three-Year History	6
DESCRIPTION OF THE BUSINESS	9
Overview of the Company	9
Product Candidates	9
Pipeline Product Candidates	22
Near Term Research Activities	23
Specialized Skill and Knowledge	23
Patents and Proprietary Information	24
Healthcare Laws and Regulations	26
RISK FACTORS	30
Risks Relating to the Company’s Business	30
Risks Relating to Marketing, Reimbursement, Healthcare Regulations and Ongoing Regulatory Compliance	50
Risks Relating to our Securities	56
DIVIDENDS	59
CAPITAL STRUCTURE	59
Common Shares	60
Preferred Shares	60
MARKET FOR SECURITIES	61
Trading Price and Volume	61
Prior Sales	62
DIRECTORS AND OFFICERS	62
Cease Trade Orders, Bankruptcies, Penalties and Sanctions	64
Conflicts of Interest	64
PROMOTERS	65
AUDIT COMMITTEE INFORMATION	65
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	67
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	67
TRANSFER AGENT AND REGISTRAR	68
MATERIAL CONTRACTS	68
INTERESTS OF EXPERTS	68
ADDITIONAL INFORMATION	68
SCHEDULE “A” Audit Committee Charter	69

INTRODUCTION

In this annual information form (this “AIF”), unless the context requires otherwise, references to the “Company”, “Eupraxia”, “we”, “us”, “our” and similar words refer to Eupraxia Pharmaceuticals Inc. or any predecessor thereto, as the context requires. The information in this AIF is presented as of December 31, 2022, unless otherwise indicated. All dollar amounts in this AIF are in Canadian dollars, except where otherwise indicated.

All regulatory filings to-date and communication from the Company have been made referencing EP-104IAR. In the interest of greater clarity for investors, the Company will use EP-104IAR when referring to the product candidate that is intended for intra-articular injections for indications such as osteoarthritis (“OA”), EP-104GI when referring to the product candidate that is intended for submucosal injections in the GI tract for indications such as eosinophilic esophagitis (“EoE”), and simply refer to the product candidate as EP-104 in conjunction topics that are related to both EP-104IAR and EP-104GI.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Certain statements and information in this AIF contain forward-looking statements or forward-looking information under applicable Canadian securities legislation that may not be based on historical fact, including, without limitation, statements containing the words “may,” “might,” “will,” “likely”, “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “goal,” “outlook,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “forecast,” “estimate,” “potential,” “target,” “seek,” “contemplate,” “continue,” “design,” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words and similar expressions. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of fact. Such forward-looking statements are made as of the date of this AIF.

Forward-looking statements are necessarily based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as factors that we believe are appropriate. Forward-looking statements in this AIF include, but are not limited to, statements relating to:

•	the Company’s business strategies and objectives, including current and future plans, expectations and intentions;

•	the Company’s ability to obtain sufficient funding for our operations, including funding for research, development and commercial activities;

•	the Company’s projected operating expenses and capital expenditures;

•	the Company’s ability to achieve profitability;

•	projected revenues, future trends, opportunities and growth in the Company’s industry and the drug development markets;

•	the Company’s ability to maintain and enhance its competitive advantages and technological advantages;

•	the entry into commercial partnerships and commercialization of our technology;

•	the Company’s ability to enter into definitive agreements with its contract research organizations (“CROs”);

•	the Company’s ability to enter into co-development and/or collaborative partnerships;

•	the Company’s clinical development programs and activities and the estimated timing thereof;

•	the timing, status and results of clinical trials, including with respect to patient recruitment and data readout;

•	the success of regulatory submissions;

•	the obtaining of potential regulatory approval;

•	the hiring of additional research and development team members;

•	the potential for the Company’s technology to impact the drug delivery process;

•	the development of additional intellectual property, ability to patent or otherwise protect such developed intellectual property and licenses with third parties for intellectual property;

•	the ability of patents and notices of allowance to provide protection over intellectual property in applicable jurisdictions;

•	the Company’s ability to protect, expand upon and exploit its existing intellectual property;

•	the entry into sponsored research agreements and the benefits therefrom;

•	the competitive advantages of the Company and its technology;

•	the Company’s product candidates and results gathered from studies thereof;

•	the development of products from the Company’s competitors;

•	the application of regulations and standards to the Company’s future products and services or research and development activities;

•	the Company’s retention of funds or payment of dividends;

•	the translation of the Company’s technologies and expansion of its offerings into clinical applications;

•	the benefits to patients from Eupraxia’s platforms;

•	the value of the strategic relationship to Eupraxia’s clients and investors;

•	the Company’s engagement with legal and regulatory authorities in various jurisdictions;

•	the demand and commercial viability of the Company’s technology; and

•	the demand and market acceptance for products developed by the Company.

Forward-looking statements and information involve significant risks, assumptions, uncertainties and other factors that may cause actual future results or anticipated events to differ materially from those expressed or implied in any forward-looking statements or information and, accordingly, should not be read as guarantees of future performance or results. These risks and factors include, but are not limited to:

•	we have a limited operating history;

•	we have a novel technology with uncertain market acceptance;

•

if we breach any of the agreements under which we license rights to our product candidates or technology from third parties, we could lose license rights that are important to our business. Our current license agreement may not provide an adequate remedy for its breach by the licensor;

•

adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations;

•	our technology may not be successful for its intended use;

•

our future technology will require regulatory approval, which is costly, and we may not be able to obtain it and we may fail to obtain regulatory approvals or only obtain approvals for limited uses or indications;

•

a global pandemic, including the ongoing COVID-19 pandemic, could cause a slowdown in global economic growth, impact the Company’s business, operations, financial condition and share price and cause delays or disruptions to the running of Eupraxia’s clinical program(s);

•	we completely rely on third parties to provide supplies and inputs required for our products and services;

•

we rely on external CROs to provide clinical and non-clinical research services; if such CROs do not successfully carry out their contractual duties including to comply with applicable laws and regulations or meet expected deadlines, our business could be substantially harmed;

•

clinical trials may fail to demonstrate adequately the safety and efficacy of our product candidates at any stage of clinical development. Terminating the development of any of our product candidates could materially harm our business and the market price of our common shares;

•	we may be required to suspend or discontinue clinical trials due to side effects or other safety risks;

•

if we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our drug candidates, if approved, we may be unable to generate any product revenue;

•	we rely on key personnel;

•	we may not be able to successfully execute our business strategy;

•	we will require additional financing. Macro market conditions could significantly affect the timing and certainty of the Company’s financing;

•	we are in a highly competitive industry which is continuously evolving with technological changes;

•	our future success will depend on our ability to continually enhance and develop our products and services;

•

if we are unable to differentiate EP-104 from existing therapies for treatment of OA, or if the U.S. Food and Drug Administration (the “FDA”) or other applicable regulatory authorities approve new or generic products that compete with EP-104, our ability to successfully commercialize EP-104 would be adversely affected;

•	a variety of risks associated with potential international business relationships could materially adversely affect our business;

•	collaboration arrangements we may enter into in the future may not be successful;

•	we may acquire businesses or products, or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances;

•	we do not have any long-term customer commitments;

•	we have traditionally relied on key collaborations and grants;

•	our business and operations would suffer in the event of computer system failures, cyberattacks, or a deficiency in our cyber security;

•	we may fail to manage our growth successfully, which may adversely impact our operating results;

•

any therapeutics we develop will be subject to extensive, lengthy and uncertain regulatory requirements, which could adversely affect our ability to obtain regulatory approval in a timely manner or at all;

•	we may not be able to obtain marketing approval;

•	we rely on the protection of our intellectual property rights;

•	we may not be able to enforce our intellectual property rights throughout the world;

•	guidelines and recommendations published by various organizations can reduce the use of products that we may commercialize;

•	patent reform legislation in the United States could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents;

•	non-compliance with regulatory requirements may reduce or eliminate our patent protection;

•	we may infringe the intellectual property rights of others;

•	we may be subject to claims arising from consultants or contractors misappropriating intellectual property;

•	we use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly;

•	if product liability lawsuits are brought against us, then we may incur substantial liabilities and may be required to limit commercialization of EP-104, if approved, and any other future products;

•

our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading, which could significantly harm our business;

•	we may be subject to securities litigation, which is expensive and could divert management attention;

•	we may be unable to adequately prevent disclosure of trade secrets and other proprietary information;

•	lawsuits relating to intellectual property infringement will be costly and time consuming;

•	intellectual property disputes could distract our personnel from their normal responsibilities;

•	our directors may serve as directors of other biotech companies and may have conflicts of interest;

•	our business is affected by macroeconomic conditions;

•	our business may be affected by global geopolitical risks;

•	we may be responsible for corruption and anti-bribery law violations;we are subject to foreign exchange risks;

•	we are subject to taxation risks and changing rules by different tax authorities;

•	we have had negative operating cash flows since inception and expect to incur losses for the foreseeable future;

•	we are subject to a number of risks and hazards, of which not all of them may be sufficiently insured for;

•	we will devote significant resources to regulatory compliance as a public entity;

•

coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, if approved, which could make it difficult for us to sell any product candidates or therapies profitably;

•

our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings;

•	ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations;

•

an issuance of preferred shares could make it difficult for another company to acquire us or could otherwise adversely affect holders of the common shares in the capital of the Company (“Common Shares”), which could depress the price of our Common Shares;

•	our constating documents permit us to issue an unlimited number of Common Shares without additional shareholder approval;

•	issuances of securities of the Company could cause dilution;

•	the exercise of stock options could cause dilution;

•	our Common Shares may have limited liquidity;

•

we have warrants, a convertible debt, and shares of a subsidiary exchangeable for Common Shares outstanding, which in each case, if exercised, converted or exchanged, respectively, could cause dilution to existing shareholders;

•	there is no established market for certain securities;

•	the market price of the Common Shares may be volatile;

•	investors may lose their entire investment;

•	prevailing interest rates may affect the market price or value of any debt securities of the Company;

•	fluctuations in foreign currency markets may affect the market price or value of any debt securities of the Company;

•	our Common Shares could be subject to large price and volume volatility;

•	we may experience fluctuations in our market value;

•	we have no history of dividends;

•

our existing executive officers and directors own a significant percentage of Common Shares and will be able to exert a significant control over matters submitted to the Company’s shareholders for approval;

•	future sales of Common Shares by our existing shareholders could cause the Company’s share price to decline;

•	investing in our Common Shares is speculative, and investors could lose their entire investment; and

•	we will need to raise additional financing in the future which may dilute our share capital.

Such forward-looking statements reflect our current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Eupraxia as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements. In making the forward-looking statements included in this AIF, the Company has made various material assumptions, including but not limited to (i) the Company’s ability to attract and retain skilled staff; (ii) future research and development plans for the Company proceeding substantially as currently envisioned; (iii) industry growth trends, including with respect to projected and actual industry sales; (iv) the Company’s ability to obtain positive results from the Company’s research and development activities, including clinical trials; (v) sufficient working capital and the Company’s ability to control costs and raise additional financing going forward; (vi) obtaining regulatory approvals and the potential benefits of our products, if approved; (vii) general business and economic conditions; (viii) the Company’s ability to achieve profitability; (ix) the Company’s ability to successfully commercialize its current products, enter into commercial partnerships and develop new products; (x) the availability of financing on reasonable terms; (xi) market competition; (xii) the products and technology offered by the Company’s competitors; (xiii) the Company’s ability to protect patents and proprietary rights; (xiv) the impact of the ongoing COVID-19 pandemic on our business, our industry and the economy; and (xv) the availability and cost of personnel, materials and supplies.

In evaluating forward-looking statements, current and prospective shareholders should specifically consider various factors, including the risks outlined herein under the heading “Risk Factors”. Should one or more of these risks or uncertainties, or a risk that is not currently known to us materialize, or should assumptions underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this AIF and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by applicable securities laws. Investors are cautioned that forward-looking statements are not guarantees of future performance and are inherently uncertain. Accordingly, investors are cautioned not to put undue reliance on forward-looking statements.

CORPORATE STRUCTURE

General

The Company was incorporated under the name “Plaza Capital Partners Inc.” pursuant to the Business Corporations Act (Alberta) on May 12, 2011. On May 11, 2012, the Company was continued to British Columbia under the Business Corporations Act (British Columbia) (the “BCBCA”), with the name “Eupraxia Pharmaceuticals Inc.”. Our registered and records office is located at Suite 2600, 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3. Our head office is located at 201 - 2067 Cadboro Bay Road, Victoria, British Columbia, Canada V8R 5G4.

Intercorporate Relationships

The chart below illustrates the Company’s inter-corporate relationships of its material subsidiaries as at the date hereof. All ownership is 100% unless otherwise stated.

Notes:

(1)

Amanda Malone, the Chief Scientific Officer of the Company, holds 225 non-voting Class B shares (the “Class B Shares”) of EupraxiaPharma Inc. (“Eupraxia Pharma”), representing 5% of the outstanding securities of Eupraxia Pharma. The Company holds the remaining 95% of such securities, which consists of 4,275 voting Class A shares. Each Class B Share is exchangeable into Common Shares based on an exchange rate of 2,500 Common Shares for each Class B Share, subject to adjustments upon the occurrence of certain events, for a total of 562,500 Common Shares. The Class B Shares are exchangeable by Dr. Malone at her election, provided that the Company may force the exchange of the Class B Shares into Common Shares at any time on or after January 31, 2031, or on or after January 31, 2026, if the Company is listed on a stock exchange and is a reporting issuer in Canada at such time. The Company may also force the exchange of the Class B Shares into Common Shares if there is a change of control transaction involving the Company, a change in law which makes the exchange necessary or desirable or if there are a de minimis number of Class B Shares outstanding. If the Company is listed on a stock exchange at the time of the applicable exchange, the Company may elect to pay Dr. Malone cash in lieu of issuing Common Shares, with such cash amount to be determined based on the then current market price of the Common Shares.

GENERAL DEVELOPMENT OF THE BUSINESS

Three-Year History

2022

On April 20, 2022, the Company announced that it had closed an overnight marketed public offering (the “Offering”). Pursuant to the Offering, Eupraxia issued 7,150,550 units of the Company (the “Units”) at a price of $2.05 per Unit (the “Offering Price”) and 181,000 common share purchase warrants of the Company (the “Warrants”) at a price of $0.30 per Warrant for aggregate gross proceeds of approximately $14.7 million. The completion of the Offering satisfied the requirement to raise $10 million in additional net new capital under the terms of a contingent convertible debt agreement (the “Debt Agreement”) with Silicon Valley Bank (“SVB”).

On September 26, 2022, the Company announced the grant of a patent and a notice of allowance for EP-104. The grant of European Patent EP2976062B1 provides compositional and method of use coverage for EP-104 and covers major European markets of commercial significance. The Company believes the new European patent offers strong protection for EP-104 in key European markets until 2034, pending any adjustments or extensions.

On September 26, 2022, the Company also announced the grant of a Brazilian notice of allowance, which will provide compositional and method-of-use coverage for EP-104. The Company believes this grant will provide extensive protection for EP-104 in the Brazilian market until 2034, also pending any adjustments or extensions.

On October 11, 2022, the Company provided the following updates to its Phase 2 OA trial:

•	The study successfully completed all Data Safety Monitoring Board (“DSMB”) reviews, with no drug-related serious adverse events noted and was observed to be well tolerated.

•	The inclusion criteria were expanded to include diagnosed diabetic patients.

•	MRIs were added as an elective assessment for remaining patients to be enrolled in the study.

On October 12, 2022, the Company announced the initiation of the Phase 1b/2a trial of EP-104GI for EoE. Eupraxia has received regulatory and ethics committee clearance to begin the trial in Canada, Australia and the Netherlands, and data from the open label trial is anticipated to start reading out in the first half of 2023.

On November 2, 2022, the Company announced the appointment of Mr. Paul Brennan to the role of Chief Business Officer. This new position reports directly to the Chief Executive Officer (“CEO”) and is responsible for advancing partnership opportunities for the Company.

On December 7, 2022, the Company announced that it had completed enrollment, randomization and dosing of the last patient, in its Phase 2 trial that is evaluating the efficacy and safety of EP-104IAR for the treatment of OA of the knee.

2021

On January 31, 2021, the Company entered into a contribution agreement with Amanda Malone, the Chief Scientific Officer of the Company, and certain of the Company’s subsidiaries (the “Contribution Agreement”). Pursuant to the Contribution Agreement, the Company acquired AMDM Holdings Inc., a corporation wholly owned by Ms. Malone, which held 5% of the equity interest in the Company’s subsidiary, Eupraxia Pharmaceuticals USA, LLC (“Eupraxia USA”). In exchange, the Company issued to Ms. Malone 225 non-voting Class B shares (the “Class B Shares”) in Eupraxia Pharma Inc. (“Eupraxia Pharma”), representing 5% of the outstanding securities of Eupraxia Pharma. The Company holds the remaining 95% of such securities, which consists of 4,275 voting Class A shares.

On March 3, 2021, the Company obtained a receipt for its final prospectus filed with the securities regulatory authorities in each of the provinces of Canada, other than Québec, in connection with the initial public offering (the “IPO”) of 5,125,000 Units at a price of $8.00 per Unit (the “IPO”) for gross proceeds of $41,000,000. Each Unit consisted of one common share in the Company and one-half of one Warrant. Each Warrant is exercisable into one common share of the Company (each, a “Warrant Share”) at an exercise price of $11.20 per Warrant Share at any time prior to 5:00 p.m. (Toronto time) on the date that is five years following the closing of the IPO, subject to adjustment in certain events. The Warrants include an acceleration provision, exercisable at the Company’s option, if the Company’s daily volume weighted average share price is greater than $22.40 for five consecutive trading days. The closing of the IPO occurred on March 9, 2021 (the “Closing Date”). The Company was listed on the Toronto Stock Exchange (“TSX”) with the listing of both the Common Shares and the Warrants under the symbols “EPRX” and “EPRX.WT”, respectively.

On March 9, 2021, upon the closing of the IPO, (i) the $6,690,000 aggregate principal amount of convertible notes issued from June 19, 2018 to May 23, 2019 (collectively, the “Convertible Notes (10%)”), plus accrued and unpaid interest of $1,457,086; (ii) the $831,000 aggregate principal amount of convertible notes issued from June 1, 2020 to January, 2021 (collectively, the “Convertible Notes (30%)”, and together with the Convertible Notes (10%), the “Convertible Notes”), plus accrued and unpaid interest $50,918; and (iii) 857,500 special warrants (collectively, the “Special Warrants”), were automatically converted into 1,103,886 Common Shares and 157,501 Common Shares and exercised into 298,798 Common Shares, respectively.

On April 14, 2021, the Company entered into an agreement with Nordic Bioscience Clinical Development A/S (“NBCD”), a CRO dedicated to clinical drug development and research in OA, to conduct Eupraxia’s EP-104IAR Phase 2 clinical trial (protocol EP-104IAR-201). The randomized, placebo-controlled trial evaluates the safety, efficacy and pharmacokinetics (“PK”) of a single 25 mg injection into the knees of 300 subjects with knee OA. NBCD agreed to make a $500,000 USD investment in the Company on the same terms as the IPO (the “Equity Investment”). NBCD’s subscription for the Equity Investment was satisfied by setting off $500,000 USD of service fees otherwise payable by Eupraxia to NBCD and allowed Eupraxia to expand enrollment in its EP-104IAR Phase 2 clinical trial from the original 240 to 300 patients.

On April 29, 2021, the Company issued to NBCD 78,456 Units at a price of $8.00 per Unit, with each Unit consisting of one Common Share and one-half of one common share purchase warrant of the Company (each whole common share purchase warrant, a “Nordic Warrant”). Each Nordic Warrant is exercisable into one Common Share at an exercise price of $11.20 per share at any time prior to 5:00 p.m. on the date that is five years from the date of issuance, subject to adjustment in certain events. The Nordic Warrants include the same acceleration provision as the Warrants under the IPO, which is exercisable at the Company’s option if the Company’s daily volume weighted average share price is greater than $22.40 for five consecutive trading days. The Nordic Warrants are transferable but are not listed on the TSX.

On May 3, 2021, the Company announced the appointment of Bruce Cousins as the Company’s new President and Chief Financial Officer, replacing Alex Rothwell.

On May 18, 2021, the Company offered existing lenders the opportunity to convert their outstanding principal and accrued interest into Common Shares at a conversion price equal to $4.6106 per Common Share. Principal and interest totaling $5,987,642 was subsequently converted into 1,298,664 Common Shares on June 8, 2021. Accrued interest totaling $180,197 was paid in cash to lenders.

On June 21, 2021, the Company entered into the Debt Agreement with SVB and concurrently drew down in full the $10 million principal amount under the Debt Agreement. The Debt Agreement has a term of 36 months or 48 months on SVB’s election. The Debt Agreement accrues interest at the greater of 2.45% and the Canadian prime rate, requiring monthly interest payments. An additional payment in kind will accrue at a rate of 7% per annum, which will be settled on maturity or conversion. Subject to the terms and conditions of the Debt Agreement, SVB may elect to convert the principal amount of the convertible debt and the accrued and unpaid interest thereon into Common Shares at a conversion price equal to $5.68 per Common Share. The Company has agreed to grant SVB a security interest in all of its assets, excluding its patents and other intellectual property, as security for its obligations under the Debt Agreement. The Company is required, on or prior to June 30, 2022, to raise additional net new capital, as defined in the Debt Agreement, in the aggregate amount of $10 million. This net new capital can originate from, but is not restricted to, a variety of sources as outlined in the Debt Agreement and can include up to $5 million in reduced project expenses. This obligation has been fully satisfied.

On July 19, 2021, the Company announced that it had received authorization from the Danish Medicines Agency to initiate the EP-104IAR Phase 2 clinical trial. This was followed by central ethics approval on September 1, 2021. On September 14, 2021, the Company announced that it had initiated patient screening. Successful candidates were subsequently enrolled and dosed in the last quarter, with patient recruitment completed in 2022.

On September 16, 2021, the Company announced the publication of EP-104IAR Phase 1 results in Osteoarthritis and Cartilage Open. The article, entitled, “Safety and Pharmacokinetics of EP-104IAR (sustained-release fluticasone propionate) in Knee Osteoarthritis: A Randomized, Double-Blind, Placebo-Controlled Phase 1 Trial,” was made available to all readers through the medical journal’s website.1 On this date, the Company also announced receipt of a Notice of Allowance from the Israel Patent Office with respect to its patent application “Injectable Sustained Release Composition and Method of using the Same for Treating Inflammation in Joints and Pain Associated Therewith.”

On November 4, 2021, the Company announced receipt of advisory services and funding of up to $700,000 from the National Research Council of Canada Industrial Research Assistance Program (NRC-IRAP) to support a research and development project to further develop the Company’s polymer-based proprietary drug delivery technology.

On December 2, 2021, the Company announced its intent to increase the number of clinical research sites and modify patient enrollment criteria in the EP-104IAR Phase 2 trial to facilitate patient recruitment.

On December 3, 2021, the Company amended its stock option plan (the “Amended Plan”) to: (i) amend the maximum number of Common Shares that may be reserved and available for issuance upon exercise of stock options (“Options”), from 15% of the aggregate of the Company’s issued and outstanding Common Shares to 18.5% of the total number of issued and outstanding Common Shares (on a non-diluted basis) at the relevant time; and (ii) remove the overall Common Share limitation for all security based compensation arrangements contained in the Company’s existing amended and restated stock option plan.

On January 10, 2022, the Company filed a final short form base shelf prospectus with the securities regulatory authorities in each of the provinces and territories of Canada (the “Shelf Prospectus”). This Shelf Prospectus will allow the Company and certain of its securityholders to qualify the distribution of up to C$30 million of common shares, preferred shares, debt securities, warrants, subscription receipts, and units, or any combination thereof during the 25-month period that the Shelf Prospectus is effective, in amounts, at prices and on terms based on market conditions at the time of any offering, and set forth in an accompanying shelf prospectus supplement.

2020

Initiation of the Phase 2 clinical trial was deferred due to the ongoing COVID-19 global pandemic. Feasibility assessments at more than 200 sites and a comprehensive regulatory evaluation and gap analysis determined potential alternative locations at which to conduct the trial. The protocol was modified to accommodate the possibility of conducting the trial outside of the United States and to provide flexibility to handle potential interruptions due to future COVID-19 restrictions.

EP-104IAR stability studies continued throughout 2020 with no out-of-specification results. In March 2020, Vancouver-based laboratory facilities used in earlier EP-104IAR formulation work were closed.

The European Patent Office issued an intention to grant the EP-104 patent. The EP-104 patent was granted in Taiwan. The extended-release ropivacaine patent (EP-105) was granted in Singapore. In April, a Patent Cooperation Treaty application was filed to protect the manufacturing process for making the drug cores for EP-104 (solid fluticasone crystals). In June of 2020, the International Search Report and Written Opinion from the US Patent and Trademark Office acting as the International Search Authority for this patent returned the opinion that claims in this patent were novel and inventive.

[1]

Amanda Malone, James Price, Nicola Price, Vik Peck, Alan Getgood, Robert Petrella, James Helliwell. Safety and pharmacokinetics of EP-104 (sustained-release fluticasone propionate) in knee osteoarthritis: A randomized, double-blind, placebo-controlled Phase 1 trial, Osteoarthritis and Cartilage Open, Volume 3, Issue 4,2021,100213, ISSN 2665-9131, https://doi.org/10.1016/j.ocarto.2021.100213.

DESCRIPTION OF THE BUSINESS

Overview of the Company

Eupraxia is a clinical stage biotechnology company focused on the development of locally delivered, extended-release alternatives to existing pharmaceuticals. Leveraging our proprietary and innovative delivery technology, Eupraxia’s goal is to provide the right dose of drug, in the right place, for the right amount of time in indications with a high unmet medical need. Each of Eupraxia’s product candidates are designed to achieve improved patient benefit by providing more prolonged activity than currently available treatments, combined with an improved PK and related safety profile and precisely targeted local delivery. We believe a product with this profile could offer the dual potential of providing long-lasting treatment while minimizing tolerability complications in target and non-target tissues. The Company’s strategy is to develop a portfolio of product candidates based on this delivery technology.

Eupraxia currently has two distinct clinical development programs, one targeting chronic OA pain in the knee and the second targeting EoE. Currently, both programs are broadly based upon the same drug candidate which is EP-104. The injectable drug is dispensed together with a “vehicle” specifically designed for the target and co-administered with the active pharmaceutical ingredient (“API”). For our ongoing clinical studies we are using the same underlying API and extended-release formulation. In the future, therapeutic targets will be differentiated by dosing levels, vehicle and delivery methods (e.g. intra-articular) and will be distinct product candidates. The product candidate that is being developed specifically for intra-articular injections with an initial indication of knee OA will be referred to as EP-104IAR, whereas the product that will be developed for submucosal injections in the GI tract with an initial indication of EOE will be referred to as EP-104GI.

Product Candidates

EP-104 (Long-Acting Fluticasone Propionate Injectable Suspension)

The primary active ingredient of the EP-104 products consists of a solid core of fluticasone propionate (“FP”) coated with an outer layer of polyvinyl alcohol (“PVA”). FP is a synthetic trifluorinated corticosteroid with potent anti-inflammatory activity and a well-established systemic safety record in the form of widely used inhaled, intranasal and topical agents. It has been shown to be locally active, and FP that is systematically absorbed is rapidly metabolized. Relative to other corticosteroids (including triamcinolone acetonide or “TCA”), FP has a high affinity for the glucocorticoid receptor, low solubility, a low rate of dissociation, and a comparatively long half-life. It is currently approved by the FDA, Health Canada, European Medicines Agency (“EMA”) and many other regulatory agencies around the world. PVA is a biocompatible polymer with numerous biomedical applications and a 30-year safety record in various human tissues.2 The Company believes these characteristics make the drug a good candidate for prolonged anti-inflammatory use.

[2]

Baker M.; Walsh, S.P.; Schwartz, Z.; Boyan, B.D. A review of polyvinyl alcohol and its uses in cartilage and orthopedic application. Journal of Biomedical Materials Research B: Applied Biomaterials. 2012. 100b (5): 1451 - 1457.

The PVA-coated FP particles are heat-treated to form the extended-release product EP-104. The diagram below summarizes how Eupraxia’s extended-release technology is designed to work.

EP-104 technology is designed to work through the diffusion of the drug particles through a microns-thin polymer membrane. When the particles are injected at the disease site, extracellular fluid diffuses across the polymer membrane and into the particle, dissolving some of the solid drug core and creating a saturated drug solution inside the microsphere with relatively low drug concentrations in the outside microenvironment. Steady-state diffusion of FP across the polymer membrane and into the extracellular space then delivers the drug candidate to the intended area at a prolonged and steady release rate. This rate can be controlled by changing the size of the drug core and the properties of the polymer membrane, creating a target drug release profile designed to maximize disease treatment and reduce systemic and local side effects often accompanying high systemic levels of a drug.

A comparison of a conventional drug release profile, having high early drug concentrations followed by rapid drug clearance, is shown below beside a theoretical extended-release profile that prevents early high concentrations and prolongs the time the drug remains at therapeutic levels.

Theoretical Conventional versus Extended-Release

Eupraxia’s EP-104 product candidate aims to achieve such an extended-release profile for FP. EP-104 is designed to prevent early peak concentrations associated with side effects and extend the duration of FP residence time in the intended area of administration to achieve prolonged activity. A key feature differentiating EP-104 from other extended-release IA corticosteroid formulations is that more than 90% of EP-104 is the active investigational drug product, compared to less than 20% in other products. Notably, the biocompatible PVA polymer in EP-104 does not release acidic by-products.

EP-104 is designed to have controllable peak and plateau-phase PK, allowing drug concentrations to be tailored to potentially drive a maximal prolonged effect. The following data representation shows how the application of EP-104 technology lowered the initial “burst” of FP and prolonged drug release in a non-clinical model.

Plasma Concentrations of EP-104 vs. Fluticasone Propionate in Canine Model

Note: Results based on a non-clinical epidural administration study in beagle dogs.

FP, although approved by the FDA, Health Canada, EMA and other regulatory agencies, is not currently approved for use in any formulation for the treatment of symptoms in either OA or EoE. To the Company’s knowledge, EP-104IAR and EP-104GI are the only extended-release formulations of FP in development for these conditions. Management believes that its drug delivery technology platform has the potential to be an effective treatment for OA based on the proven efficacy of other corticosteroids for this condition. The drug delivery technology platform also has the potential to have a beneficial application for EoE, given the already-established efficacy of oral immediate release of FP in this indication. The potential for successful treatment of OA and EoE with the Company’s proprietary formulations of EP-104 is further supported by a long-standing and continually expanding library of data supporting the value of extended-release steroids.

EP-104IAR for Osteoarthritis

OA is a chronic progressive disease characterized by deterioration of joint cartilage and inflammation,3 which results in pain and stiffness, usually in the morning or after a period of inactivity; and loss of joint function which limits daily activities. In normal joints, cartilage acts as a cushion between bones and provides a smooth gliding surface for movement.4 In OA, the inflammatory processes integral to disease progression damages the cartilage, and over time cartilage wears away, causing bone to rub directly against bone resulting in joint damage, severe pain and disability.5

Globally, OA is the leading cause of disability in older adults.6 Estimates of prevalence and incidence vary according to the definition of OA used (i.e., radiographic (“X-Ray”) versus symptomatic) and the joints assessed. Approximately 10-15% of all adults over the age of 60 have some form of OA, with the knees being the most commonly affected joints. In addition, approximately 70% of OA patients have bi-lateral (both knees) disease. Knee OA is a leading cause

[3]	Chow, Y.Y., Chin, K.Y. The Role of Inflammation in the Pathogenesis of Osteoarthritis. Mediators of Inflammation, 2020, DOI: 10.1155/2020/8293921.
[4]

Michael, J.W.P; Schluter-Brust, K.U.: Eysel, P. The Epidemiology, Etiology, Diagnosis, and Treatment of Osteoarthritis of the Knee. Dtsch Arztebel Int. 2010, 107(9): 152-62. DOI: 10.3238/arztebl.2010.0152.

[5]	Sinusas, K. Osteoarthritis: Diagnosis and Treatment. Am Fam Physician. 2012, 85(1): 49 – 56.
[6]	WHO Department of Chronic Diseases and Health Promotion. Available at: http://www.who.int/chp/topics/rheumatic/en/.

of lower extremity disability in the developed world.7,8 OA is estimated to affect more than 30 million patients in the United States alone,8 including an estimated 14 million people with symptomatic knee OA9. It is also often associated with depression and loss of sleep which can greatly affect quality of life, causing further impact on the public health system.

Current evidence-based OA treatment guidelines aim to manage signs and symptoms, with the goal of slowing progression if possible. Recommended pharmacological interventions include topical and oral non-steroidal anti-inflammatory drugs, and IA corticosteroids. IA corticosteroid injections have been used for decades to manage pain and stiffness associated with inflammation in knee OA and have been approved by regulatory authorities as safe and effective.10 However, IA corticosteroid injections often result in suboptimal patient outcomes due to their short duration of activity and systemic side effects such as flushing, glucose alterations and cortisol suppression due to the high peak exposures required to maintain efficacious concentrations for prolonged durations. Evidence is also emerging regarding the risk of adverse joint findings and/or OA progression following frequent/repeated immediate release IA corticosteroid injections.11

Market Size

Arthritis has profound societal and economic impacts. According to a 2013 U.S. survey,12 the financial burden from arthritis totaled US $304 billion ($140 billion in medical costs and $164 billion in lost wages), or 1% of the US Gross Domestic Product for that year. OA is the most common joint disorder and the leading cause of chronic disability in older adults, affecting approximately 30 million adults in the United States.13 OA is the second most expensive condition treated in US hospitals, accounting for US $16.5 billion or 4.3% of aggregate hospital costs in 2013.35

The market for OA therapeutics is large and growing. The estimated 2020 global market size for knee OA therapeutics is just over $5.6 billion USD and is expected to grow to $8.7 billion USD by 2025 (representing a 10% compound annual growth rate for this period). This represents approximately 80% of the $7.3 billion USD global OA market. Geographically, about 35% of the global spend is attributed to North America and 35% to Europe, 20% to Asia Pacific and 10% to Rest of World. In the United States, an estimated $1.9 billion USD was spent on knee OA therapeutics, and this number is expected to grow to $2.9 billion USD by 2025.14

Current Treatments

Current OA treatments aim to manage signs and symptoms, in combination with therapy to slow disease progression.15,16,17 There are several international evidence-based guidelines for OA management, each promoting similar treatment escalation paradigms. These approaches are typically stepwise and dictated by patient symptoms, disease severity and comorbidities. They range from general lifestyle measures (e.g., exercise, weight loss, etc.) to physiotherapy, orthopedic aids and orthoses for patients with milder symptoms, followed by pharmacotherapy, and finally surgery and rehabilitation in the most severe patients. The American Association of Orthopedic Surgeons reported 1,168,826 total knee replacement surgeries in the United States in 2021,18 and this number is expected to reach 1,921,000 by 2030.19

[7]	Cross, M, et al. The global burden of hip and knee osteoarthritis: estimates from the Global Burden of Disease 2010 study. Ann Rheum Dis. 2014, 73 :1323 – 1330. DOI: 10.1136/annrheumdis-2013-204763.
[8]	Osteoarthritis Fact Sheet. Centers for Disease Control and Prevention. Available at www.cdc.gov/arthritis/basics/osteoarthritis.htm. Accessed January 10, 2019.
[9]	Vina, E.R.; Kwoh, C.K. Epidemiology of osteoarthritis: literature update. Curr Opin Rheumatol. 2018, 30(2):160 – 167. DOI:10.1097/BOR.0000000000000479.
[10]

Bellamy N. et al. Intraarticular corticosteroid for treatment of osteoarthritis of the knee (Review). Cochrane Database of Systematic Reviews 2006, Issue 2. Art. No.: CD005328. DOI: 10.1002/14651858.CD005328.pub2.

[11]

McAlindon T.E., et al. Effect of intra-articular triamcinolone vs saline on knee cartilage volume and pain in patients with knee osteoarthritis: a randomized clinical trial. JAMA. 2017. 317(19):1967 - 1975. DOI: 10.1001/jama.2017.5283.

[12]	Torio CM, Moore BJ. Statistical Brief #204. National Inpatient Hospital Costs: The Most Expensive Conditions by Payer, 2013. Rockville, MD: Agency for Healthcare Research and Quality; 2016.
[13]	Anderson, A.S.; Loeser, R.F. Why is Osteoarthritis an Age-Related Disease? Best Pract Res Clin Rheumatol. 2010, 24(1): 15. DOI: 10.1016/j.berh.2009.08.006.
[14]	Market and Markets. Osteoarthritis Therapeutics Market: Global forecast to 2025. 2021.
[15]

Bannuru, R., et al; OARSI guidelines for the non-surgical management of knee, hip and polyarticular osteoarthritis. Osteoarthritis and Cartilage. 2019. 27(11):1578 - 1589. DOI: 10.1016/j.joca.2019.06.011.

[16]

Bruyere, O., et al. An updated algorithm recommendation for the management of knee osteoarthritis from the European Society for Clinical and Economic Aspects of Osteoporosis, Osteoarthritis and Musculoskeletal diseases (ESCEO). Seminars in Arthritis and Rheumatism. 2019. 49(3):337 - 350. DOI: 10.1016/j.semarthrit.2019.04.008.

[17]

Kolasinski, S.L., et al; 2019 American College of Rheumatology/Arthritis Foundation Guideline for the Management of Osteoarthritis of the Hand, Hip and Knee. Arthritis Care & Research, 2020, 72(2): 149 – 162.162 DOI: 10.1002/acr.24131.

[18]	American Joint Replacement Registry (AJRR): 2021 Annual Report. Rosemont, IL: American Academy of Orthopaedic Surgeons (AAOS), 2021.
[19]

Singh, J.A.; Yu, S.; Chen, L.; Cleveland, J.D. Rates of Total Joint Replacement in the United States: Future Projections to 2020–2040 Using the National Inpatient Sample. The Journal of Rheumatology. 2019, 46(9): 1134 – 1140. DOI: 10.3899/jrheum.170990.

The most recently published OA treatment guidance is the 2019 ACR/Arthritis Foundation guidelines for OA management.24 The only pharmacotherapy treatments strongly recommended for knee OA in these guidelines are topical and oral NSAIDs and IA corticosteroids (see below). Tramadol-based opioids and duloxetine are conditionally recommended, in specific circumstances and usually in late-stage disease just before total joint replacement is considered. A broad range of other non-pharmaceutical therapies are also available (for example, hyaluronic acid/hyaluronate, platelet rich plasma or mesenchymal stem cells). Still, many of the major treatment guidelines do not recommend these, primarily due to a lack of proven efficacy from well-controlled clinical trials.

Overview of ACR / Arthritis Foundation Recommended Pharmacotherapies for Knee OA

ACR/Arthritis Foundation Recommendation	Pharmacotherapy
Strongly Recommended	Oral / topical NSAIDs IA Steroids
Conditionally Recommended	Acetaminophen, Tramadol, Duloxetine, Topical Capsaicin
Conditionally Against	IA Hyaluronic Acid, IA Botulinum Toxin, Prolotherapy, Colchicine, Non-Tramadol Opioids, Fish Oil, Vitamin D
Strongly Against	Bisphosphonates, Glucosamine, Hydroxychloroquine, Methotrexate, TNF Inhibitors, IL-1 Receptor Antagonists, Platelet Rich Plasma, Stem Cell Injection, Chondroitin

Source: 2019 American College of Rheumatology/Arthritis Foundation Guideline for the Management of Osteoarthritis of the Hand, Hip, and Knee.

OA pharmacotherapy typically starts with oral NSAIDs (over-the-counter or prescription). Oral NSAIDs provide short-term, moderate pain relief but come with systemic toxicity concerns such as gastrointestinal, cardiovascular, and renal side effects and potential drug interactions. For example, the oral prescription NSAID celecoxib is approved to treat OA pain but has a boxed warning that highlights the increased risk of cardiovascular events associated with the product. Topical NSAIDs provide a moderate degree of efficacy relative to oral NSAIDs, with side effects being less pronounced due to their lower systemic exposures.20

IA corticosteroids are strongly recommended in the ACR guidelines. IA corticosteroid injections for managing pain and stiffness associated with inflammation in OA patients have been used for decades. They have been approved by regulatory authorities as safe and effective with a rapid onset of action.21 However, injections of currently approved instant-release corticosteroids often result in suboptimal patient outcomes due to their short duration of efficacy22 and systemic side effects as a result of steroid reaching the circulation from the knee. These include flushing, glucose alterations and cortisol suppression due to the high peak exposures required to maintain efficacious concentrations for prolonged durations.23

[20]

Bruyere, O., et al. An updated algorithm recommendation for the management of knee osteoarthritis from the European Society for Clinical and Economic Aspects of Osteoporosis, Osteoarthritis and Musculoskeletal diseases (ESCEO). Seminars in Arthritis and Rheumatism. 2019. 49(3):337 - 350. DOI: 10.1016/j.semarthrit.2019.04.008.

[21]

Bellamy N. et al. Intraarticular corticosteroid for treatment of osteoarthritis of the knee (Review). Cochrane Database of Systematic Reviews 2006, Issue 2. Art. No.: CD005328. DOI: 10.1002/14651858.CD005328.pub2. (“Bellamy et al 2006”).

[22]	See guidances in REF 16.
[23]	Habib, G.S. Systemic effects of intra-articular corticosteroids. Clinical Rheumatology. 2009, 28: 749 – 756. DOI 10.1007/s10067-009-1135-x.

Some recently published studies have questioned the local safety of frequent, repeated doses of currently approved instant release IA steroids such as triamcinolone acetonide (“TCA”) (among others) or have concluded that repeated administrations of IA corticosteroids may be associated with an increased risk of rapid OA progression in some patients.24 The clinical significance of small changes in cartilage volume and other structural changes observed via imaging in these studies is currently unknown.

The label of the only approved extended-release corticosteroid for knee OA in the US market states that “the efficacy and safety of multiple doses has not been demonstrated.”25 Comments from the non-clinical reviewer in the FDA’s Summary Basis of Approval state that the drug “caused a dose-dependent loss of cartilage with peak effects at 3 months following administration.” It also stated that animals treated with the drug “showed clear increases in microscopic changes to the local tissue and more severe cartilage loss relative to control and immediate-release TCA, and these local responses were not fully reversed at the end of the 9-month recovery period.”26

The current range of available pharmacotherapies suggests a need for a product with rapid onset, prolonged duration, a chronic dosing paradigm, minimal side effects and no impact on cartilage. Further, an improved safety profile would potentially enable dosing of multiple joints, which would greatly benefit the approximately 70% of knee OA patients that are thought to develop OA in both knees.27

Market Share and Pricing

We estimate that IA treatments comprise approximately half of the global market share for OA therapeutics, with the other half shared by NSAIDs (30%) and analgesics (20%).37 We believe the growing OA market is further characterized by a high degree of unmet medical need.

Oral and topical NSAIDs are typically used as the first-line pharmacotherapy in OA treatment. The majority of NSAIDs are over-the-counter products. However, prescription products such as Celebrex® (Celecoxib) are also prescribed. We estimate that oral analgesics accounted for approximately $400 million USD in 2019.28 Using Celebrex as an example of a prescription NSAID, Eupraxia Management estimates that the per-patient cost for using Celebrex for one year is approximately $5,900 USD (or $2,500 USD for generic celecoxib).29

Market share for IA treatments is dominated by corticosteroids and hyaluronic acid (“HA”) injections. Generic and relatively low-cost instant-release corticosteroids lead in market volume due to their proven efficacy. Within North America, corticosteroids accounted for approximately $272 million USD in 2020 and are expected to grow to $452 million USD by 2025 (representing a compound annual growth rate of 10.7% for this timeframe).40

Zilretta® (extended-release TCA) is currently the only marketed extended-release corticosteroid for OA. Zilretta® demands a premium price ($605 USD per dose) as compared to generic instant-release TCA, which is generally available in the United States for under $20 USD per 40 mg dose. Assuming four injections per year, Eupraxia Management estimates an annual per-patient cost of $2,420 USD. On January 5, 2023 Pacira reported unaudited 2022 Zilretta® net sales of $105.5 million USD, compared to $12.7 million USD in 2021.30 The continued growth of Zilretta® highlights the considerable need for effective OA pain relief, especially when considering that it is only marketed in the United States and “the efficacy and safety of repeat administration has not been demonstrated.”31

While corticosteroids lead the market in volume, branded HA injections lead in value. HA is produced naturally by the body as a lubricant and has a generally favorable safety profile. Considered medical devices, HA treatments are subject to different regulatory requirements than pharmaceutical drugs. Costing on average $1,128 USD per treatment

[24]

McAlindon T.E., et al. Effect of intra-articular triamcinolone vs saline on knee cartilage volume and pain in patients with knee osteoarthritis: a randomized clinical trial. JAMA. 2017,317(19):1967 – 1975. DOI: 10.1001/jama.2017.5283. (“McAlindon et all 2017”).

[25]	Flexion Therapeutics Inc. 2019: Zilretta FDA Label.
[26]	Zilretta Summary Basis of Approval Non-clinical Review.
[27]

Metcalfe, A.J.; Andersson, M.L.E.; Goodfellow, R.; Thorstensson, C.A.; Is knee osteoarthritis a symmetrical disease? Analysis of a 12-year prospective cohort study. BMC Musculoskeletal Disorders. 2012, 13:153. http://www.biomedcentral.com/1471-2474/13/153.

[28]	Eupraxia Management’s estimates based on other companies’ Annual Reports and SEC Filings.
[29]	Celecoxib price available at: https://www.singlecare.com/prescription/celecoxib.
[30]	Pacira Investor News Release, January 5, 2023. https://investor.pacira.com/news-releases/news-release-details/pacira-biosciences-reports-preliminary-unaudited-total-revenue. Accessed February 6, 2023.
[31]	Flexion Therapeutics Inc. 2019: Zilretta FDA Label.

course, they represent the highest treatment cost in the year before knee replacement surgery.32 At this cost, we estimate that the annual per-patient cost for HA is approximately $2,256 USD (based on 2 injections/year). Despite IA HA being conditionally recommended against in the ACR guidelines, North American sales for HA preparations are estimated at $991 million USD in 2020, and this segment is projected to grow to $1.6 billion USD by 2025 (representing a compound annual growth rate of 10.3%).33

Market Feedback

The Company believes that there is an unmet need for a product that has the efficacy of a steroid, provides sustained relief, and approaches the safety of HA treatment. Such a treatment could promote IA corticosteroid treatment in earlier stages of the disease, allow long-term multi-dose therapy and provide an alternative option to systemic treatments for patients with bilateral knee OA.

To assess market reception to EP-104IAR’s target product profile, Eupraxia sponsored a market research study involving 80 US and European rheumatologists, orthopedists, orthopedic surgeons and sports medicine specialists.

EP-104IAR Target Product Profile for Knee OA

Six months of pain relief	Better tolerability than existing steroids

Long-term repeat dose potential	Cartilage sparing versus existing steroids

Bilateral dosing potential	Supported by major treatment guidelines

Safe for use by diabetics	Room temperature storage

Low cost of goods

Results supported a new therapeutic with EP-104IAR’s proposed characteristics:

•	A large majority (86%) of respondents indicated they would probably or definitely prescribe a drug with EP-104IAR’s target characteristics.

•	Corticosteroid injections were generally preferred over HA injections (32% versus 25%).

•	The preferred duration of pain relief for an IA therapy varies but averages six months, aligning with the target duration of effect for EP-104IAR.

•	The potential for cartilage damage is a key safety concern for any new or existing OA therapeutics.

Future Competitive Landscape

As of the date of this AIF, there is no known cure for knee OA, short of knee replacement surgery. Current therapy focuses on a combination of nonpharmacologic (e.g., exercise, weight loss) and pharmacologic approaches to reduce pain and improve function. Marketed pharmacologic therapies include NSAIDs, HA preparations, instant and extended-release corticosteroid injections, opioids and topical capsaicin. Despite these options, there exists unmet medical need for safe and long-term relief of knee OA pain. See “Current OA Treatments.”

To date, the development of new OA treatments has been challenged by several factors:

•	the lack of validated structural endpoints, slow onset and poor pain reduction of drugs that endeavour to regrow cartilage;

[32]

Weick, J.W.; Bawa, H.S.; Dirschl, D.R. Hyaluronic Acid Injections of Treatment of Advanced Osteoarthritis of the Knee: Utilization and Cost in a National Population Sample. The Journal of Bone and Joint Surgery. 2016, 98(17):1429 – 1435. DOI: 10.2106/JBJS.15.01358.

[33]	Market and Markets. Osteoarthritis Therapeutics Market: Global forecast to 2025. 2021.

•	the choice of downstream inflammatory targets that treat only a portion of the disease or have an unproven mechanism of action;

•	the high costs of drug development (particularly biologics);

•	the potential for serious side effects of new therapeutic agents;

•	the potential for further cartilage damage; and

•	high placebo response and a poor understanding of pain dynamics and management.

We believe our planned development pathway for EP-104IAR is supported by several key factors:

•	validated regulatory endpoints;

•	an open IND with the FDA and an abbreviated approval pathway via section 505(b)(2);

•	a corticosteroid (FP) with clinically supported anti-inflammatory effects, and a well-characterized systemic tolerability profile;

•	no evidence of cartilage damage at the therapeutic concentrations intended for humans in the preclinical studies conducted to date;

•	relatively low cost of goods; and

•	rapid pain reduction and separation from placebo in a Phase 1 clinical trial.

Several companies are engaged in late-stage development for OA treatments; however, a number of research programs were terminated over the past year. A summary of their current status is provided below:

•

On August 3, 2022, Ampio Pharmaceuticals, Inc. (“Ampio”) announced that its Phase 3 program for Ampion™ (a low molecular weight fraction of human serum albumin) had “simply not demonstrated a sufficient therapeutic benefit versus saline to support another superiority trial” and that “a noninferiority trial versus saline would not be commercially competitive.” In a letter to stockholders[34] Ampio’s Chairman and CEO stated that “based on this extensive analysis, we do not believe that conducting an eighth, and likely a confirmatory ninth, pivotal trial for Ampion is a good use of the Company’s cash and resources.”

•

The Taiwan Liposome Company (“TLC”) has yet to announce the results of their Phase 3 EXCELLENCE trial of TLC599 (liposomal dexamethasone sodium phosphate), which completed in February 2022.[35] On June 12, 2022, TLC announced that it had entered into a commercialization agreement with Endo International plc (“Endo”) for U.S. rights TLC599.[36] On August 16, 2022, Endo and certain of its subsidiary initiated voluntary bankruptcy proceedings following protracted litigation surrounding its marketed opioid.[37]

•

Centrexion Therapeutics Corp. initiated two Phase 3 clinical trials in 2018 for CNTX-4975, a purified form of capsaicin. As per results posted on clinicaltrials.gov, both studies failed to meet primary endpoints in patient-reported pain.[38],[39]

•

Biosplice Therapeutics, Inc. (formerly Samumed, LLC) announced in November 2022[40] that primary endpoints were not met in their Phase 3 STRIDES-1[41] or STRIDES X-Ray[42] programs of Lorecivivint (SMO4690) – a small molecule Wnt inhibitor. A new Phase 3, 16-week, multicenter study (STRIDES) was also announced in November 2022 with an anticipated enrollment of 550 patients.[43]

[34]	Ampio Corporate Press Release, August 3, 2022. Available at: https://ampiopharma.com/news/ampio-letter-to-stockholders/. Accessed January 18, 2023
[35]	US NIH, Clinicaltrials.gov, Reference Number: NCT04123561. Updated August 9, 2022.
[36]	Taiwan Liposome Company corporate press release. Available at: https://www.tlcbio.com/en-global/press-releases/detail/News_20220613. Accessed January 18, 2023.
[37]	Endo Corporate Press Release, August 16, 2022. https://investor.endo.com/news-releases/news-release-details/endo-enters-restructuring-support-agreement-senior-secured. Accessed January 18, 2023.
[38]	US NIH, Clinicaltrials.gov. Reference number: NCT03660943. Updated July 21, 2022.
[39]	US NIH, Clinicaltrials.gov. Reference number: NCT03429049. Updated July 26, 2022.
[40]

Yazici Y, Swearingen C, Ghandehari H, Britt J, simsek i, Fineman M, Kennedy S, Tambiah J, McAlindon T. A Phase 3, 56-Week, Multicenter, Randomized, Double-Blind, Placebo Controlled Trial (OA-11) to Evaluate the Efficacy and Safety of a Single Injection of Lorecivivint Injected in the Target Knee Joint of Moderate to Severe Osteoarthritis Participants [abstract]. Arthritis Rheumatol. 2022; 74 (suppl 9).

https://acrabstracts.org/abstract/a-phase-3-56-week-multicenter-randomized-double-blind-placebo-controlled-trial-oa-11-to-
evaluate-the-efficacy-and-safety-of-a-single-injection-of-lorecivivint-injected-in-the-target-knee-joint/. Accessed November 30, 2022.

[41]	US NIH, Clinicaltrials.gov. Reference number: NCT04385303.
[42]	US NIH, Clinicaltrials.gov. Reference number: NCT03928184.
[43]	US NIH, Clinicaltrials.gov. Reference number: NCT 05603754 Updated November 17, 2022.

•

Kolon TissueGene, Inc. (“Kolon”) is moving forward with its U.S. Phase 3 program for Invossa™ – an IA injection of normal and modified chondrocytes that claims to modify disease progression. Initially approved in South Korea, the approval was rescinded due to drug mislabeling.[44] Specifically, donor chondrocytes were derived from cancerous kidney-derived cells instead of cartilage. The FDA placed a clinical hold on the US Phase 3 trial in 2019 due to product identity concerns, which has since been removed.[45] The protocol now includes annual cancer surveillance questionnaires through 15 years post-dosing for subjects who did not enroll in the long-term safety study.[46] As of December 2022, clinicaltrials.gov lists two recruiting Phase 3 studies in degenerative knee OA (with estimated completion in 2025).[47],[48] A Phase 2 study in symptomatic early hip OA is listed as “not yet recruiting.”[49]

•

TrialSpark acquired Sprifermin from Merck KGaA in January 2022. This recombinant form of human fibroblast growth factor 18 has been evaluated in over 800 patients in three Phase 3 clinical trials. Future development plans for the asset remain unclear at this time.

Development Program

Manufacturing

EP-104 consists of a vial of EP-104 powder and a separate vial of liquid (referred to as the “Vehicle”). Just before injection, the Vehicle is mixed with the dry powder to suspend the EP-104 particles; this enables the EP-104 powder to be injected into the patient’s knee. In an ongoing stability study, the powder has proven stable for 24 months when stored at room temperature. Batches of EP-104 are currently manufactured at the projected initial batch scale required for launch, and the Company intends to further minimize the cost of goods before commercial use, if approved.

Non-clinical Studies

Eupraxia has completed 17 non-clinical investigations with EP-104 including a large Investigational New Drug (“IND”)-enabling non-clinical study in dogs. Non-clinical data have indicated that after a single high-dose intra-articular (“IA”) injection of EP-104 to the knees of dogs, FP was released locally for greater than ten months with moderate exposure in the plasma. There was no evidence of cartilage damage in dogs over the ten-month follow-up period at any administered doses. In this study, a low dose of EP-104 released FP locally for longer than eight months with minimal systemic exposure. This dose was used to justify the dose selection in the ongoing Phase 2 clinical trial. Both US and European competent authorities have reviewed the body of non-clinical safety data and deemed this information suitable to support clinical research studies.

Several non-clinical studies are underway to support the planned Phase 3 program. These activities include safety and biocompatibility evaluations of EP-104 excipients as well as non-clinical studies to provide information needed to support the potential EP-104 label (e.g., a multi-dose non-clinical study required to enable multi-dose clinical studies).

Clinical Studies

EP-104IAR has been used in two clinical studies in OA patients. Eupraxia completed a Phase 1, double-blind, placebo-controlled clinical study (protocol EP-104-101) to assess safety, PK and preliminary efficacy in 32 knee OA patients at three sites in Canada.50 The single 15 mg dose was generally well tolerated and showed predictable PK. The study was not powered to detect efficacy; however, patient-reported outcome measures were collected and analyzed to evaluate pain and symptom relief. Despite the limitations of this study (small size, low dose, significant underdosing in nine subjects, and high placebo response), the Company believes it provides tolerability and PK data and preliminary clinical activity data that support future development of EP-104IAR. Results of the study have been published in Osteoarthritis and Cartilage Open.51

[44]	News release, “License of Kolon’s Invossa revoked.” Available at: https://www.koreatimes.co.kr/www/nation/2019/05/119_269635.html. Accessed on February 6th, 2021.
[45]

Kolon TissueGene, Inc Press Release “Kolon Tissuegene Announces Plans to Resume US Phase III Clinical Trial For TG-C”. Available at: https://www.tissuegene.com/en_US/investors/pr/detail/20/kolon-tissuegene-announces-plans-to-resume-us-phase-iii.

[46]

Kolon TissueGene, Inc. Study to Determine the Safety and Efficacy of TG-C in Subjects With Kellgren and Lawrence Grade 2 or 3 OA of the Knee. Available at: https://www.clinicaltrials.gov/ct2/show/NCT03203330.

[47]	US NIH, Clinicaltrials.gov. Reference number: NCT03203330. Updated December 27, 2022.
[48]	US NIH, Clinicaltrials.gov. Reference number: NCT03291470. Updated December 27, 2022.
[49]	US NIH, Clinicaltrials.gov. Reference Number: NCT05276011. Updated December 23, 2022.
[50]	Details of the Phase 1 clinical study can be found on the US National Institutes of Health (“NIH”) database Clinicaltrials.gov, reference number NCT02609126.
[51]

Amanda Malone, James Price, Nicola Price, Vik Peck, Alan Getgood, Robert Petrella, James Helliwell. Safety and pharmacokinetics of EP-104 (sustained-release fluticasone propionate) in knee osteoarthritis: A randomized, double-blind, placebo-controlled Phase 1 trial, Osteoarthritis and Cartilage Open, Volume 3, Issue 4, 2021, 100213, ISSN 2665-9131, https://doi.org/10.1016/j.ocarto.2021.100213.

A Phase 2 clinical study for EP-104IAR is currently underway at sites in Denmark, Poland and Czech Republic.52 The study is designed to evaluate the efficacy, safety and PK of a single dose of 25 mg EP-104IAR over six months in patients with moderate knee OA as defined by Kellgren Lawrence Grading. The primary endpoint in the trial is the change from baseline Western Ontario and McMaster Universities Osteoarthritis Index (“WOMAC”) pain scores at 12 weeks as compared to that of placebo. Secondary endpoints include comparative measures of pain and function at 12 and 24 weeks. The trial is being run by NBCD, who have a proven track record in OA clinical trials. In December 2022, the trial completed enrollment with top-line data readout anticipated in Q2 2023.

There have been two significant changes to the Phase 2 protocol since inception:

•

Based on the generally favourable tolerability profile observed during the DSMB review, the Company is now including patients with a diabetes diagnosis in its Phase 2 trial. Diabetics represent a meaningful percentage of patients diagnosed with OA, and inclusion of this important subgroup will provide valuable additional data to guide further drug development.

•

Magnetic Resonance Imaging (“MRI”) will be conducted in a small subset of the total study population to further characterize the safety profile of EP-104IAR and could help assess EP-104IAR’s potential differentiation as a treatment for OA. This elective imaging component is expected to help identify EP-104IAR-induced reductions in inflammation, assess ongoing cartilage health in patients and better inform the utility of imaging in the planned Phase 3 program. Scans will follow patients at zero, three, six and 12-months post treatment with either placebo or EP-104IAR.

To seek marketing approval for EP-104IAR, the Company will be required to carry out at least one Phase 3 study with at least several hundred patients. The target patient population will depend on our clinical advisors’ advice, key opinion leaders, discussions with regulatory authorities, and the results from the Phase 2 study. In the Phase 3 program, Eupraxia anticipates patients will participate in the trial for 12 months. In addition to efficacy and safety assessments, Eupraxia plans to further evaluate the impact of EP-104IAR on cartilage health (e.g., via X-Ray and/or MRI).

To fulfil requirements under the 505(b)(2) pathway, Eupraxia may also be required to conduct a clinical trial to establish PK equivalence between EP-104 and Flovent® HFA. Additional clinical studies and/or analyses may be required for alternate regulatory jurisdictions.

Regulatory

Eupraxia participated in a pre-IND meeting with the FDA regarding the OA program before submission and subsequent clearance of an IND, allowing evaluation of the product candidate under the Phase 2 OA protocol. Eupraxia intends to engage in discussions with the relevant competent authorities following the completion of the Phase 2 study to confirm the design of the Phase 3 OA development program.

Eupraxia anticipates submitting a New Drug Application (“NDA”) under the Federal Food, Drug, and Cosmetic Act (the “FDCA”), Section 505(b)(2) with the FDA, for approval of EP-104 in OA, which is required before marketing a new drug in the United States. A 505(b)(2) NDA will rely in part on non-clinical studies and clinical trials conducted by Eupraxia, and in part on third-party findings of safety and efficacy for the active ingredient for which Eupraxia does not have a right of reference or which have been established in the scientific literature in the public domain. Eupraxia intends to support marketing approval and commercialization of EP-104 in the United States and globally.

[52]	Details of the Phase 2 trial can be found on the US NIH database Clinicaltrials.gov; reference number NCT04120402.

Timelines

Eupraxia currently anticipates advancing the development of EP-104IAR through to completion of Phase 2 and initiation of Phase 3. The figure below summarizes our current estimates of development timelines for EP-104IAR for OA.

Eupraxia’s Estimated Product Development Timelines to Initiation of Phase 3

	2021				2022				2023
EP-104 Development Milestones	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Phase 2 Efficacy Study
Manufacturing Optimization for Phase 3
Non-clinical Studies to support Phase 3
End of Phase 2 Meeting
Phase 3 Program Startup

EP-104GI for Eosinophilic Esophagitis

Overview

EP-104 is also being developed for the treatment of EoE, a rare immune-mediated disease recognized by the U.S. National Organization for Rare Disorders (“NORD”); adaptations to the original formulation of EP-104 will result in the creation of EP-104GI for this specific indication.

EoE is characterized by inflammation and the accumulation of large numbers of eosinophils (a type of white blood cells) within the epithelial lining of the esophagus. In adults, EoE leads to dysphagia and food impaction. In children, it often presents with irritability, nausea and vomiting. Patients with EoE frequently develop esophageal strictures, a narrowing or tightening of the esophagus, accompanied by proliferations of fibrotic tissue.53

Market Size

According to NORD criteria, EoE is categorized as a rare disease and currently has an incidence of 42.2 cases per 100,000 adults.54 US-based population-based studies have shown that the incidence is increasing by approximately 10 cases/100,000 persons annually 55. Patients with EoE often experience debilitating impacts from both symptoms and interventions, leading to mental health issues and compounding the overall disease burden on the health care system and the individual.56 Over $1 billion is spent annually in hospitalizations, endoscopic procedures and medications to treat EoE,57 and a significant unmet medical need exists for cost-effective and less burdensome long-term treatment options.

[53]

Straumann A, Aceves SS, Blanchard C, Collins MH, Furuta GT, Hirano I, Schoepfer AM, Simon D, Simon HU. Pediatric and adult eosinophilic esophagitis: similarities and differences. Allergy. 2012 Apr;67(4):477-90. doi: 10.1111/j.1398-9995.2012.02787.x. Epub 2012 Feb 8. PMID: 22313241.Clin Gastroenterol Hepatol. 2011 May;9(5):400-9.e1.doi: 10.1016/j.cgh.2011.01.017. Epub 2011 Jan 28.

[54]

Gómez-Aldana A, Jaramillo-Santos M, Delgado A, Jaramillo C, Lúquez-Mindiola A. Eosinophilic esophagitis: Current concepts in diagnosis and treatment. World J Gastroenterol. 2019;25(32):4598-4613. doi:10.3748/wjg.v25.i32.4598.

[55]	Moawad FJ. Eosinophilic Esophagitis: Incidence and Prevalence. Gastrointest Endosc Clin N Am. 2018;28(1):15-25. doi:10.1016/j.giec.2017.07.001
[56]	Anxiety and Depression in Eosinophilic Esophagitis: A Scoping Review and Recommendations for Future Research - PMC (nih.gov)
[57]	WHO Department of Chronic Diseases and Health Promotion. Available at: http://www.who.int/chp/topics/rheumatic/en/.

Current Treatments

Current EoE treatment guidelines aim to lower eosinophil counts and improve symptoms. Recommended treatment progresses from strict dietary protocols to pharmacological intervention (proton pump inhibitors, swallowed corticosteroids) to mechanical intervention (endoscopic dilation for established strictures).58 The American Gastroenterological Association and the Joint Task Force on Allergy-Immunology Practice recommend the use of topical corticosteroids (budesonide, swallowed fluticasone) over systemic steroids for long-term EoE management.59 Of the current available therapies, all have different levels of effectiveness for different patient populations. High treatment costs, short duration of effect, associated candida of the esophagus, recurrent disease, and patient compliance with frequent administrations complicate these approved pharmaceutical treatments and indicate an unmet need for better long-term treatment options.

There is only one approved treatment for EoE in the U.S. – Dupixent TM (dupilumab), a monoclonal antibody (mAb) marketed by Sanofi and Regeneron. Dupixent was originally approved in March 2017 for atopic dermatitis and was approved for adults with EoE in May 2022. The U.S. list price is $3,588 USD per carton.60 Each carton contains two injections; prescribing information for EoE indicates a once-weekly injection61, thus the expected annual list cost to a patient is approximately $93,000 USD.

Similarly, there is also only one approved treatment for EoE in Europe and Canada; Jorveza TM is an effervescent orodispersible budesonide tablet marketed by Dr. Falk Pharma. Jorveza was approved on June 23, 2021 in Europe and October 2020 in Canada. The Canadian list price is $3,413 per annum to maintain remission; however, the Canadian Agency for Drugs and Technologies in Health (CADTH) reports that “the cost-effectiveness of budesonide is highly uncertain due to the sponsor’s pharmacoeconomic model”62 and that insufficient evidence exists for maintenance of remission vs relapse past the 6-12-week remission induction window. Takeda (Shire) was developing a similar budesonide oral suspension that completed Phase 3 trials but was unable to achieve FDA approval and later announced discontinued development.63

Future Competitive Landscape

Two pharmaceuticals in development are lifecycle extensions of currently marketed biologics delivered subcutaneously for severe asthma:

•	AstraZeneca’s Tezspire® (tezepilumab) has an annual cost of $50,015 USD based on their list price and recommended frequency of administration.[64]

•	Fasenra® (benralizumab) has an annual cost of $44,088 USD based on their list price and recommended frequency of administration.[65]

Two other mAbs are currently in Phase 3 development by Bristol Myers Squibb (cendakimab) and Allakos (lirentelumab).

Corticosteroids are often used for off-label EoE treatment. Ellodi’s APT-1011 (FP) is an orodispersable tablet in Phase 3 development for adult and adolescent subjects. Clinical and histological response noted at week 12 and sustained until follow-up at week 52. Studies found increased response with increased dosage but recommends taking once daily to optimize risk-benefit profile.66

[58]	Carr, S.; Chan, E.S.; Watson W. Eosinophilic Esophagitis. Allergy. Asthma. Clinc. Immunol. 2018, 14 (Suppl 2), 58, 103-113. DOI: 10.1186/s13223-018-0287-0.
[59]

Hirano et al reference WAS 2020 (Hirano, I.; Chan, E.S.; Rank, M.A.; Sharaf, R.N.; Stollman, N.H.; Stukus, D.R.; Wang, K.; Greenhawt, M.; Falck-Ytter, Y.T. AGA Institute and the Joint Task Force on Allergy-Immunology Practice Parameters Clinical Guidelines for the Management of Eosinophilic Esophagitis. Gastroenterology, 2020 May, 158 (6), 1776-1786. DOI: 10.1053/j.gastro.2020.02.038.

[60]	Dupixent Pricing and Insurance. https://www.dupixent.com/support-savings/cost-insurance; accessed online January 23, 2022).
[61]	Dupixent Prescribing Information. dupixent_fpi.pdf (regeneron.com). Accessed February 6, 2023.
[62]	CADTH Reimbursement Recommendation, August 2021. Budesonide (Jorveza) (cadth.ca). Accessed February 6, 2023.
[63]

Takeda US News Release, December 21, 2021. https://www.takeda.com/en-us/newsroom/news-releases/2021/takeda-receives-complete-response-letter-from-the-us-fda-for-tak-721 /; accessed online January 23, 2023.

[64]	Tezspire: Paying for Tespire. https://www.tezspire.com/cost-affordability.html. Accessed January 23, 2023.
[65]	Fasenra: What Can I Expect To Pay For Fasenra. https://www.tezspire.com/cost-affordability.html. Accessed January 23, 2023.
[66]

Dellon ES, Lucendo AJ, Schlag C, Schoepfer AM, Falk GW, Eagle G, Nezamis J, Comer GM, Knoop K, Hirano I. Fluticasone Propionate Orally Disintegrating Tablet (APT-1011) for Eosinophilic Esophagitis: Randomized Controlled Trial. Clin Gastroenterol Hepatol. 2022 Nov;20(11):2485-2494.e15. doi: 10.1016/j.cgh.2022.02.013. Epub 2022 Feb 16. PMID: 35181572.

Additional early phase product candidates in clinical development include an anti-inflammatory peptide (Revolo Biotherapeutics: IRL201104 (‘1104)), a JAK inhibitor (Aquilon AQ280), and a S1P modulator (Arena; Etrasimod (APD334)).

Manufacturing

The EoE formulation for EP-104 (EP-104GI) utilizes the same coated and cured FP particles as used in the OA program. However, Eupraxia anticipates refinements to both the dose and vehicle to optimize patient outcomes in EoE.

Clinical Studies

Eupraxia commenced patient recruitment in the first quarter of 2023 for an open label Phase 1b/2a clinical study using EP-104 in EoE. The study will be conducted in up to 15 adult patients with a confirmed diagnosis and active EoE symptoms. Primary outcomes for safety, PK and efficacy will be collected at various points over a 12-week total period, with a subsequent safety follow up at six (6) months. Efficacy data is anticipated to read out in the fourth quarter of 2023. The company anticipates interim readouts in this program commencing in the first half of 2023. Competent authorities and ethics review boards have cleared the protocol for conduct in Canada, the Netherlands and Australia. Additional sites and jurisdictions will be added as necessary to complete target recruitment. The trial will be conducted by Alimentiv Inc., a niche gastrointestinal CRO with experience in managing EoE clinical trials.

Subsequent steps in the research program will be determined following analysis of results as well as interaction with key opinion leaders and regulatory authorities. To seek marketing approval for EP-104GI, the Company will be required to carry out at least one Phase 3 study assessing both efficacy (reduced eosinophils and improved symptoms) and safety of EP-104GI in this indication.

Lifecycle Opportunities for EP-104 Products

Corticosteroids are broadly used for various indications that may benefit from a targeted delivery and extended-release profile with minimal side effects. Natural lifecycle extensions for EP-104 products could include other joints affected by OA, other inflammatory arthropathies, or other inflammatory conditions. EP-104IAR also has potential applications for canine OA. Eupraxia currently anticipates that any development, regulatory approval and commercialization of the veterinary version of EP-104IAR will be performed in collaboration with a third-party veterinary partner.

Pipeline Product Candidates

Eupraxia’s technology platform is potentially suitable for a wide range of indications and drugs that may benefit from an extended-release profile. The Company’s pipeline strategy focuses on modulating the release of existing drugs to achieve better clinical outcomes in areas of high medical need. The technology has the potential to be particularly suitable for diseases requiring highly targeted and controlled localized therapy where broader tissue or systemic exposure should be avoided (e.g., tumor oncology).

In addition to EP-104 and its existing iterations, Eupraxia is developing a pipeline of earlier-stage long-acting formulations. The Company’s goal is to add a further 1-2 new pipeline product candidates over the 24 months following the date of this AIF to allow for sustained corporate growth. Eupraxia may develop pipeline candidates for a range of indications such as oncology, post-surgical pain, and post-surgical site infections – each designed to improve the activity and tolerability of approved drugs.

Near Term Research Activities

Eupraxia’s goal is to deliver long-acting medications based on proven treatments in areas of high unmet medical need.

Our focus over the 24 months following the date of this AIF will be the execution of the EP-104 development program, including:

•	Completion of the Phase 2 OA clinical study to evaluate the safety and efficacy of EP-104IAR to support a new drug application;

•	Completion of the Phase 1b/2a EoE clinical study to evaluate the safety and effectiveness of EP-104GI;

•	Manufacturing optimization and manufacture of Phase 3 material;

•	Complete non-clinical studies to support subsequent Phase 3 clinical studies that would enhance the EP-104IAR label and evaluate the safety and biocompatibility of all excipients;

•

Conduct End of Phase 2 meeting(s) with relevant competent authorities and explore program options designed to facilitate and expedite drug development and market authorization (e.g., Fast Track, Breakthrough Therapy, Orphan Drug Designation);

•	Initiate the Phase 3 clinical program of EP-104IAR to support a new drug application for OA;

•	Progress the clinical EoE research program; and

•	Continue to strengthen the IP portfolio around the EP-104 technology.

In parallel, the Company will seek out licencing, co-development or marketing partners for its technology, with the potential to expand and exploit its application fully. It is the Company’s intention to put in place conditions and resources that support the success of the development program, marketing authorization(s) and commercialization across multiple jurisdictions, as well as exploitation of any opportunities for lifecycle and patent extension. Depending on market conditions, this may take the form of co-development or commercialization partnerships, transactional opportunities and/or public financing options.

Pipeline programs are another area of potential growth in the next 24 months. Eupraxia’s technology is potentially compatible with various drugs and therapeutic indications. The pipeline strategy focuses on modulating the release of existing drugs to achieve better clinical outcomes in areas of high medical need. The technology has the potential to be particularly suitable for diseases requiring precisely targeted and controlled localized therapy where broader tissue or systemic exposure should be avoided (e.g., tumour oncology). The Company has previously investigated indications involving post-surgical pain (EP-105) and post-surgical site infections (EP-201). While both programs demonstrated preclinical evidence of supporting Eupraxia’s technology, they have been paused so the Company can remain focused on the other programs described previously in this AIF.

The Company currently has several pipeline candidates in development with a goal to add a pipeline product candidate over the next 24 months to allow for sustained corporate growth. Eupraxia expects this to involve a multidisciplinary review of candidate drugs, formulation development, in vitro screening to identify the most promising lead candidates and non-clinical proof-of-concept studies. Information generated from these inquiries will determine whether the Company should proceed with further development.

Specialized Skill and Knowledge

The Company has extensive knowledge in scientific research and clinical development of locally delivered, extended-release alternatives to existing pharmaceuticals. By enlisting the support of experienced preclinical, clinical trial, regulatory and legal consultants, the Company is able to use expert knowledge to assist in the successful development of its products and the protection of its intellectual property. Eupraxia continually evaluates its internal resources and may add talented senior professionals to its team as needed to support growth.

Employees

As of December 31, 2022, Eupraxia had 21 full-time employees.

Eupraxia’s employees are not governed by a collective bargaining agreement. Eupraxia depends on certain key members of its management and scientific staff and the loss of services of one or more of these persons could adversely affect the Company.

Facilities

The Company’s head office is located in Victoria, British Columbia, Canada. The nature of the space is immaterial to the Company’s operations as operating activities related to the Company’s pipeline product candidates are primarily outsourced to contractors.

Patents and Proprietary Information

IP strategy

Both Eupraxia and the broader pharmaceutical industry attach significant importance to patents for the protection of new technologies, products and processes. Accordingly, the success of the Company depends in part on its ability to obtain patents or rights thereto, to protect its commercial secrets and carry on its activities without infringing the rights of third parties. Where appropriate, and consistent with management’s objectives, patents are pursued once concepts have been investigated through appropriate laboratory work. In general, our strategic approach is to build a patent portfolio which provides broad protection of our technology concepts. Patents would also be filed to protect novel manufacturing processes for products which are in later stage of development. A patent application covering the EP-104 composition has been filed (WO2014/153541) and has been granted in the United States (US9987233, US11219604), Europe (EP2976062), and several other countries. These patents covering the EP-104 composition provide protection until 2034, assuming all maintenance fees are paid. In addition to this composition patent application, an application directed to a method of manufacturing EP-104 has also been filed (WO2020/210720) and any patents that are granted based on this patent application could provide additional patent protection for EP-104 until 2040.

All potentially valuable intellectual property is identified and classified by the Company in terms of its sensitivity. All employees execute agreements containing confidentiality clauses and agree that any new intellectual property rests in the Company. Further, it is the Company’s practice to require its consultants and service providers to enter into agreements which provide that specified information obtained or developed during the relationship remains confidential and that any intellectual property, trade secrets, knowhow and work products belong to the Company. The Company believes that the combination of patent protection and trade secrets will inhibit entry of generics into the market.

License Agreement with Auritec

Auritec Pharmaceuticals, Inc. (“Auritec”) is a privately held clinical-stage drug delivery company that holds patents in the field of extended-release delivery of drug products utilizing its proprietary drug delivery platform (the “Plexis Platform”). Eupraxia, through its subsidiary, Eupraxia USA, is a party to an amended and restated license agreement dated effective October 9, 2018 (as further amended, the “Amended and Restated License Agreement”) with Auritec.

Under the terms of the Amended and Restated License Agreement, Auritec has granted Eupraxia USA an exclusive license (including the right to sublicense to its affiliates and third parties) under the licensed patents held by Auritec and for all the technical information and know-how relating to the technology claimed in the licensed patents held by Auritec with respect to the use of the Plexis Platform for the delivery of fluticasone in all medical fields (except for otolaryngology and the prevention, treatment and control of all diseases, disorders and conditions of the eye and its adnexa (collectively, the “Excluded Fields”)), to develop, make, have made, manufacture, use, commercialize, sell, sub-license, offer for sale, import, and have imported products for the delivery of fluticasone drug products using the Plexis Platform in all medical fields except the Excluded Fields (“Licensed Products”).

Pursuant to the terms of the Amended and Restated License Agreement, in consideration for the rights and exclusive license granted to Eupraxia USA, Eupraxia USA paid an upfront payment of $5,000,000 USD (the “Upfront Fee”).

The next payment, of $5 million USD, is due following successful completion of the upcoming Phase 2 study. All other licensing payments under the Amended and Restated License Agreement will come due further along the development pathway as set forth in the table below.

In addition to the Upfront Fee, pursuant to the Amended and Restated License Agreement, Eupraxia USA has agreed to pay Auritec up to $30 million USD upon achievement of certain regulatory and commercial milestones related to Licensed Products under the Amended and Restated License Agreement as well as a royalty of 4% of net sales of Licensed Products by Eupraxia USA or its affiliates, subject to certain reductions.

The following table summarizes the milestone payment schedule:

Milestone Event	Milestone Payment (USD)
Successful Completion of a Phase 2b Study	5,000,000
First OA Regulatory Approval	5,000,000
Second OA Regulatory Approval	5,000,000
Non-OA Indication Regulatory Approval	10,000,000

First calendar year in which aggregate Net Sales by Eupraxia USA, its affiliates and sublicenses exceed $500,000,000 USD	5,000,000

Maximum amount payable	30,000,000

Eupraxia USA also agreed to pay to Auritec 20% of sublicensing royalties or other consideration based on net sales of Licensed Products. Eupraxia USA further agreed to pay Auritec a percentage of Non-Royalty Monetization Revenue (as defined in the Amended and Restated License Agreement), which includes payments received for a sale of Eupraxia USA or its assets or sale or sublicense of a Licensed Product, which percentage ranges from 30% to 10% depending on the development stage of the most-advanced Licensed Product, up to a maximum of $100 million USD. The following table summarizes the Non-Royalty Monetization Revenue percentage schedule:

Date of Execution	Percentage of Non- Royalty Monetization Revenue
Prior to Successful Completion of a Phase 2b Study	30%
After Successful Completion of a Phase 2b Study but prior to Successful Completion of a Phase 3 Study	20%
After Successful Completion of a Phase 3 Study but prior to Regulatory Approval of a Product in the Eupraxia Field from FDA in the United States	15%
After Regulatory Approval of a Product in the Eupraxia Field from FDA in the United States	10%

Either party may terminate the Amended and Restated License Agreement in the event of the other party’s bankruptcy, liquidation, or dissolution. Auritec may also terminate upon a material breach of the Amended and Restated License Agreement by Eupraxia USA that is not cured within 60 days (15 days in the case of a payment breach). Further, if Eupraxia USA challenges any claim in any Auritec patent contemplated in the Amended and Restated License Agreement, Auritec may immediately terminate the Amended and Restated License Agreement. If Auritec challenges any Eupraxia patent contemplated in the Amended and Restated License Agreement other than as reasonably required to defend Auritec patents as a basis for such challenge, or assists a third party in doing so, Eupraxia may immediately terminate the Amended and Restated License Agreement.

Strategic Agreements

Since Eupraxia does not have its own manufacturing facilities, all manufacturing activities are contracted out to Good Manufacturing Practices (“GMP”) compliant facilities. All of the contract manufacturers used to date are under master service agreements and quality agreements and are compensated with cash and not shares of the Company. Eupraxia shares its proprietary knowhow to complete any manufacturing campaign with external contract manufacturers; however, all intellectual property associated with Eupraxia’s proprietary know-how is retained by Eupraxia.

Healthcare Laws and Regulations

Eupraxia’s production and manufacture of EP-104 and our research and development activities are subject to regulation for safety, efficacy and ethics by various governmental authorities around the world. These authorities regulate research, development, testing, manufacturing, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing and import/export of pharmaceutical products, among other things. In Canada, these activities are primarily regulated by the Food and Drug Act and the rules and regulations thereunder, which are enforced by the Therapeutic Products Directorate of Health Canada. In the United States, drugs and biological products are subject to regulation by the FDA and in the EU, activities are regulated by the applicable competent authority within each individual country and by the EMA.

Drug approval laws in the United States, Canada and Europe generally require licensing of manufacturing facilities, carefully controlled research and testing of products, government review of results and approval prior to marketing and sale of drug products. In addition, they require adherence to best practices as defined by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, as well as national guidelines. The process for pharmaceutical development and approval are subject to inherent risks, described in “Risk Factors”.

The principal steps generally required for drug approval in the United States, Canada and Europe are described below.

Non-clinical Toxicology Studies

Non-clinical studies are conducted in vitro and in animals to evaluate toxicokinetics and PK to provide evidence of the safety and bioavailability of the drug candidate prior to its administration to humans in clinical studies and throughout development. Such studies have been completed, are underway or are planned for EP-104. See “Non-clinical Studies”.

Human Testing

The process of conducting clinical trials with an investigational new drug generally cannot begin until a company has submitted to the appropriate regulatory authorities an application to do so and the required number of days have lapsed without objection from the applicable regulatory authority. (In certain jurisdictions, a no objection letter or approval may be required before the clinical trial can proceed). In the United States, this application is called an IND, and in Canada and most European countries, a clinical trial application (“CTA”).

For the United States, the Sponsor must submit the results of the non-clinical tests, manufacturing information, analytical data and available clinical data or literature, within the IND, to the FDA. Some information, as is the case for EP-104, may be omitted from the IND in instances where prior FDA findings of safety or efficacy of a drug product are being relied upon. Even once the IND is submitted, non-clinical testing may continue to occur. An IND becomes effective automatically 30 days after receipt by the FDA, unless within that time the FDA raises concerns or questions, in which case a clinical hold may be put in place until the concerns are adequately addressed by the Sponsor with the FDA. As a result, a submission of an IND may not result in the FDA allowing clinical trials to commence. Similar regulations apply in Canada and in other foreign jurisdictions in which Eupraxia may seek authorization to conduct a clinical trial.

Two key factors influencing the rate of progression of clinical trials are the rate at which patients can be enrolled to participate in the research program and whether effective treatments are currently available for the disease that the drug is intended to treat. Patient enrollment is largely dependent upon the incidence and severity of the disease, the treatments available and the potential side effects of the drug to be tested and any restrictions for enrollment that may be imposed by regulatory agencies. For further information see “Risk Factors.”

Phase 1 Clinical Trials

Phase 1 clinical trials are typically conducted on a small number of individuals (healthy volunteers or patients) to determine safety, dose limiting toxicities, tolerability, PK and to determine dose ranging for Phase 2 clinical trials in humans.

Phase 2 Clinical Trials

Phase 2 clinical trials typically involve a larger patient population than is required for Phase 1 and are conducted to evaluate the safety and efficacy of a drug candidate in patients having the disease for which the drug is indicated. This phase also serves to identify possible common short-term side effects and risks.

Phase 3 Clinical Trials

Phase 3 clinical trials typically involve tests in a much larger population of patients suffering from the targeted condition or disease. These studies involve controlled and/or uncontrolled testing in an expanded patient population (several hundred to several thousand patients) at geographically dispersed test sites to establish clinical safety and effectiveness. These trials also generate information from which the overall risk-benefit relationship relating to the drug can be determined.

Marketing Application

Upon successful completion of Phase 3 clinical trials, the sponsor assembles all the non-clinical, clinical and manufacturing data and submits a marketing application to the applicable regulatory authority for their review in order to obtain approval to sell the drug.

Before the applicable regulatory authority approves the marketing application, they will initiate an inspection of the facility or facilities where the product is manufactured. Products will not be approved unless there is compliance with GMP. Approval may occur if the inspection is satisfactory and if the marketing application contains data providing substantial evidence that the drug is safe and effective in the studied indication. In addition to manufacturing inspections, the regulatory authority will typically inspect one or more clinical sites to assure compliance with Good Clinical Practices (“GCP”).

The testing and approval process for a new drug candidate requires substantial time, effort and financial resources, and may take several years to complete. Data obtained from non-clinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Approval may not be granted on a timely basis, or at all.

Even if a regulatory authority approves a product candidate, the relevant authority may limit the approved indications for use, require specific contraindications, warnings or precautions be included in the product label, including a boxed warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms. For example, the FDA may require a Risk Evaluation and Mitigation Strategy (“REMS”), (also known as a Risk Management Plan (“RMP”) in Europe) as a condition of, or following, approval to mitigate any identified or suspected serious risks and ensure safe use of the drug. The REMS or RMP could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. A REMS or RMP could materially affect the potential market and profitability of the product. A regulatory authority may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional label claims, are subject to further testing requirements, notification, and regulatory authority review and approval. Further, should new safety information arise, additional testing, product labeling or regulatory notification may be required.

Coverage and Reimbursement

In the United States, Canada, and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage and establish adequate reimbursement levels for the product. In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

Applicable Laws in the United States

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our future potential customers and third-party payors, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act (“FCA”), and data privacy and physician sunshine laws and regulations. These laws or their relevant foreign counterparts may impact, among other things, our proposed sales, marketing, and education programs and our relationships with healthcare providers, physicians and other parties through which we market, sell and distribute our products for which we obtain marketing approval. In addition, we may be subject to patient privacy regulation by the federal government and the states in the United States as well as other jurisdictions. See “Risk Factors – Risks Relating to Marketing, Reimbursement, Healthcare Regulations and Ongoing Regulatory Compliance” for a list of laws that may affect our ability to operate.

Healthcare Reform

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

There have been a number of proposals during the last few years regarding the pricing of pharmaceutical products, limiting coverage and the amount of reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. For example, in March 2010, the United States Congress enacted the Affordable Care Act (the “ACA”), which, among other things, includes changes to the coverage and payment for products under government health care programs. Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, the Centers for Medicare & Medicaid Services (“CMS”) may develop new payment and delivery models, such as bundled payment models. Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.    The Inflation Reduction Act of 2022 (“IRA”) includes several provisions that may impact the Company’s business to varying degrees, including price caps and company rebates related to certain Medicare coverage. These laws and regulations may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. While some of these and other measures may require additional authorization to become effective, and the Biden Administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that they will continue to seek new legislative and/or administrative measures to control drug costs.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below, together with other information included in or incorporated by reference into this AIF and filed on SEDAR at www.sedar.com. If any of the following risks materialize, the business, financial condition, results of operation and future prospects of the Company will likely be materially and adversely affected. This could cause actual future events to differ materially from those described in forward-looking statements and may cause the trading price of our securities to decline. The following discussion highlights some of the risks and uncertainties facing the Company.

Risks Relating to the Company’s Business

We have a limited operating history.

The Company has a limited operating history and in particular, no history of earnings; it has not paid any dividends and it is unlikely to pay any dividends in the immediate or foreseeable future. The success of the Company will depend to a large extent on the expertise, ability, judgement, discretion, integrity and good faith of its management.

As the Company is at an early stage of product development, it has not generated revenues to date. The Company expects to spend a significant amount of capital to fund research and development. As a result, the Company expects that its operating expenses will increase significantly and, consequently, it will need to generate significant revenues to become profitable. Even if the Company does become profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company cannot predict when, if ever, it will be profitable. There can be no assurances that the products of the Company will be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

We have a novel technology with uncertain market acceptance.

Eupraxia’s delivery platform is at an early stage of development, with uncertain market acceptance. Product approval, should this be achieved, does not infer that the product will garner a good market price or be reimbursed by public or private insurers. Further, there are no guarantees that the product will be positively received by the target patient population. The acceptability of the product to regulators, payors and patients will depend on the relative risk versus benefit of the product as proven in clinical trials, the acceptability of the price, and the relative attractiveness as compared to other therapies.

If we breach any of the agreements under which we license rights to our product candidates or technology from third parties, we could lose license rights that are important to our business. Our current license agreement may not provide an adequate remedy for its breach by the licensor.

The Company is developing its Licensed Products pursuant to the Amended and Restated License Agreement with Auritec. The Company is subject to a number of risks associated with its collaboration with Auritec, including the risk that Auritec may terminate the Amended and Restated License Agreement upon the occurrence of certain specified events. The Amended and Restated License Agreement requires, among other things, that the Company make certain payments and use reasonable commercial efforts to meet certain clinical and regulatory milestones. If it fails to comply with any of these obligations or otherwise breaches this or similar agreements, Auritec or any future licensors may have the right to terminate the license in whole.

The Company could also suffer the consequences of non-compliance or breaches by licensors in connection with its license agreements. Such non-compliance or breaches by such third parties could in turn result in the Company’s breaches or defaults under its agreements with its other collaboration partners, and it could be found liable for damages or lose certain rights, including rights to develop and/or commercialize a product or product candidate. Loss of its rights to the Amended and Restated License Agreement or any similar license granted to the Company in the future, or the exclusivity rights provided therein, could harm the Company’s financial condition and operating results.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although a statement by the U.S. Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature Bank or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. In addition, if any of the Company’s customers, suppliers or other parties with whom the Company conducts business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. The Company currently is a borrower under the Debt Agreement with SVB with the facility being fully drawn. The Company, and any customers, suppliers or other parties that are counterparties to SVB credit agreements and arrangements, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of SVB and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program. Additionally, there is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.

Although the Company assesses its banking and customer relationships as it believes necessary or appropriate, the Company’s access to funding sources and other credit arrangements in amounts adequate to finance or capitalize the Company’s current and projected future business operations could be significantly impaired by factors that affect the Company, the financial institutions with which the Company has credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which the Company has financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on the Company’s current and projected business operations and the Company’s financial condition and results of operations. These could include, but may not be limited to, the following:

•	Delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

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Delayed or lost access to, or reductions in borrowings available under revolving existing credit facilities or other working capital sources and/or delays, inability or reductions in the company’s ability to refund, roll over or extend the maturity of, or enter into new credit facilities or other working capital resources;

•	Potential or actual breach of contractual obligations that require the Company to maintain letters of credit or other credit support arrangements;

•	Potential or actual breach of financial covenants in the Company’s credit agreements or credit arrangements;

•	Potential or actual cross-defaults in other credit agreements, credit arrangements or operating or financing agreements; or

•	Termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S., Canadian, or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for the Company to acquire financing on acceptable terms or at all. Any decline in available funding or access to the Company’s cash and liquidity resources could, among other risks, adversely impact the Company’s ability to meet its operating expenses, financial obligations or fulfill its other obligations, result in breaches of the Company’s financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on the Company’s liquidity and its current and/or projected business operations and financial condition and results of operations.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by the Company’s customers or suppliers, which in turn, could have a material adverse effect on the Company’s current and/or projected business operations and results of operations and financial condition. For example, a customer may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a customer or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on the Company, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. Any customer or supplier bankruptcy or insolvency, or the failure of any customer to make payments when due, or any breach or default by a customer or supplier, or the loss of any significant supplier relationships, could result in material losses to the Company and may have a material adverse impact on the Company’s business.

Our technology may not be successful for its intended use.

The Company’s primary drug candidate (EP-104) is intended as a long-acting pain relief for OA knee pain. The active pharmaceutical ingredient is an anti-inflammatory corticosteroid (FP) that reduces the pain associated with inflammation. Inflammation is not the only contributor to knee pain, and EP-104 may not provide sufficient pain relief for other sources of pain, such as bone-on-bone interactions. EP-104 is the first FP-based product candidate to be tested in the knee and the effective dose has not been determined. To achieve regulatory approval in North America, EP-104 must show significant benefit over placebo. This is complicated by the “placebo effect” in pain-related trials, whereby patients perceive pain relief despite having received no active pharmaceutical.

Our future technology will require regulatory approval, which is costly, and we may not be able to obtain it and we may fail to obtain regulatory approvals or only obtain approvals for limited uses or indications.

Marketing authorization of EP-104 and other Eupraxia product candidates will fall under the regulatory purview of the FDA and other equivalent regulatory bodies worldwide. The Company cannot be sure that these regulatory bodies will approve its product candidates in the manner or time frame suggested. The product candidates will follow a distinct regulatory path for each of these markets. Though the Company intends to work with regulatory consultants and third parties knowledgeable in the area, it cannot ensure that it will obtain marketing authorization in a timely manner, or at all. Marketing authorization may also be contingent on a less competitive product label, which would negatively impact revenue.

A global pandemic, including the ongoing COVID-19 pandemic, could cause a slowdown in global economic growth, impact the Company’s business, operations, financial condition and share price and cause delays or disruptions to the running of Eupraxia’s clinical program(s).

Unless contained, epidemics such as the ongoing COVID-19 pandemic could cause a slowdown in global economic growth and have a material adverse effect on the business, operations, financial condition and share price of the Company and could cause delays or disruptions to the running of the Company’s Phase 2 study.

The international response to the COVID-19 pandemic led to significant restrictions on travel, temporary business closures, quarantines, global stock market volatility and a general reduction in consumer activity. Such public health crises can result in operating and supply chain delays and disruptions, global stock market and financial market volatility, declining trade and market sentiment, reduced movement of people and labour shortages, and travel and shipping disruption and shutdowns, including, as a result of government regulation and prevention measures, or a fear of any of the foregoing, all of which could affect commodity prices, interest rates, credit ratings, credit risk and inflation. For example, during the COVID-19 pandemic, global supply chain disruptions have been seen, particularly with raw materials and supplies used in pharmaceutical production.

Even though the Company has implemented business continuity measures to mitigate and reduce any potential impacts of the ongoing COVID-19 pandemic on its business, operations, supply chain and financial condition, the continued spread of COVID-19, including the emergence of new variants, in the countries in which it and its vendors operate could have a material adverse impact on the Company’s workforce and its continued operations.

The full extent and impact of the ongoing COVID-19 pandemic on the Company’s operations cannot currently be ascertained, as it depends upon future developments which cannot be predicted and includes (among other matters): the duration of the outbreak, the severity of the virus and the ability to treat it, the ability to collect sufficient data to track the virus and the collective actions taken to curb the spread of the virus.

In particular, the ongoing COVID-19 pandemic has the potential to delay or cause the termination of clinical studies conducted in affected regions. This could lead to revenue loss to due to delayed marketing authorization and significant costs to replace necessary data lost in the termination of clinical studies. A clinical trial always has significant operational risks that mean the study may not progress as intended. The ongoing COVID-19 pandemic adds to that uncertainty in ways that are not predictable. The following are some ways that the Company’s Phase 2 trial for EP-104 could be adversely impacted by the ongoing COVID-19 pandemic:

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The Company and/or the Company’s vendors may experience labour shortages caused by sickness and/or the need to quarantine, potentially delaying key study activities and the time to completion/data read out of the study. Investigator sites may not be able to recruit clinical trial subjects according to the current target timelines, delaying the time to completion/data read out of the study.

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Clinical trial subjects may be unable or unwilling to attend site visits according to the protocol schedule leading to missing data or delayed data collection. This may result in the need for additional subjects to be recruited (increasing trial costs and delaying time to trial completion), or to an inability to make conclusions from the study data analyses.

•	Clinical trial subjects may become infected with COVID-19 while participating in the study, leading to an unclear adverse event profile for EP-104.

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As the ongoing COVID-19 pandemic is continually evolving, interruptions, delays and missing data may occur in whichever countries are selected and may also occur in any “back-up” countries, preventing this from being an effective mitigation measure to minimize delays and cost-overruns.

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If COVID-19 interruptions trigger activation of sites in the “back-up” country, the overall trial duration may be extended to facilitate activation of new sites. If all potential trial locations experience similar COVID-19 related issues, trial completion may be further impacted.

•	It is not possible to estimate how long any delays might be, how much additional cost may be incurred, or the extent and impact of any missing data.

The continued spread of the virus could have a material adverse effect on the economies of the countries in which the Company operates. In addition, the ongoing COVID-19 pandemic has caused volatility on the TSX, on which the Common Shares and the Warrants are listed. The continued adverse effects of the spread of COVID-19, if not contained, could have a material adverse effect on the business, operations and financial condition of the Company.

We completely rely on third parties to provide supplies and inputs required for our products and services.

The Company currently outsources all product manufacturing. The field of manufacturers capable of manufacturing the EP-104 powder is narrow and not easily replaced. Although the Company depends heavily on these parties, the Company does not control them and, therefore, cannot be assured that these third parties will adequately perform all of their contractual obligations to the Company. If the Company’s third-party service providers cannot adequately fulfill their obligations to the Company in a timely and satisfactory basis, development plans may be delayed or terminated.

We rely on CROs to provide clinical and non-clinical research services; if such CROs do not successfully carry out their contractual duties including to comply with applicable laws and regulations or meet expected deadlines, our business could be substantially harmed;

The Company anticipates engaging CROs for most aspects of the Company’s clinical trials, including trial conduct, data management, study management and managing, statistical analysis and electronic compilation of the Company’s NDA. For example, in April 2021, the Company entered into a collaborative partnership with NBCD to conduct the Company’s EP-104 Phase 2 clinical trial. The Company may enter into additional agreements with CROs to obtain additional resources and expertise in an attempt to accelerate the Company’s progress on new or ongoing clinical and non-clinical programs. Typically entering into relationships with CROs involves substantial cost and requires extensive management time and focus. In addition, typically there is a transition period between engagement of a CRO and the time the CRO commences work. As a result, delays may occur, which may materially impact the Company’s ability to meet desired non-clinical and clinical development timelines and ultimately have a material adverse impact on the Company’s operating results, financial condition or future prospects.

As CROs are not the Company’s employees, the Company cannot control whether or not they devote sufficient time and resources to the Company’s clinical trials for which they are engaged to perform, and whether they comply with the applicable GCPs and Good Laboratory Practices (“GLPs”) for all of the Company’s product candidates, which include requirements related to the conduct of the study, subject informed consent, and research ethics board’s approval among others. Regulatory authorities monitor compliance with GLPs, GMPs, and GCPs (collectively, “GxPs”) through periodic inspections of trial sponsors, principal investigators and trial sites. Although the Company may rely on third parties for the execution of the Company’s clinical trials and non-clinical research, the Company is nevertheless responsible for ensuring that each of the Company’s studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and the Company’s reliance on CROs does not relieve the Company of the Company’s regulatory responsibilities. If the Company or any of the Company’s CROs fail to comply with applicable GCPs and GLPs, the data generated in the Company’s studies may be deemed unreliable and the applicable regulatory authorities may require the Company to perform additional studies before approving the Company’s marketing applications. The Company cannot assure you that, upon inspection by a given regulatory authority, such regulatory authority will determine that any of the Company’s clinical trials complies with GCP regulations. In addition, the Company’s clinical trials must be conducted with product candidate materials produced under GMP regulations. the Company’s failure to comply with these regulations may require the Company to discontinue or repeat clinical trials, which would delay the regulatory approval process. If the CROs that the Company engages do not successfully carry out their contractual duties or obligations, conduct the studies in accordance with all regulatory requirements, or meet expected deadlines, or if they need to be replaced, or the quality or accuracy of the data they provide is compromised due to the failure to adhere to regulatory requirements or for other reasons, then the Company’s development programs may be extended, delayed or terminated, or the Company may not be able to obtain marketing approval for or successfully commercialize the Company’s product candidates. Failure to comply with clinical trial regulatory requirements may further subject the Company to significant penalties potentially including imprisonment or an injunction against manufacture or distribution and debarment.

Clinical trials may fail to demonstrate adequately the safety and efficacy of our product candidates at any stage of clinical development. Terminating the development of any of our product candidates could materially harm our business and the market price of our common shares.

Our clinical product candidates, along with product candidates we expect to enter clinical development, are in varying stages of development and will require substantial clinical development, testing and regulatory approval prior to commercialization. Before obtaining regulatory approvals for the commercial sale of our product candidates, we must demonstrate through lengthy, complex and expensive pre-clinical testing and clinical trials that each product candidate is both safe and effective for use in each target indication. Failure can occur at any time during the clinical trial process. Clinical trials often fail to demonstrate safety and efficacy of the product candidate studied for the target indication. Most product candidates that commence clinical trials are never approved as products. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. In addition to the safety and efficacy trials of any product candidate, clinical trial failures may result from a multitude of factors including flaws in trial design, dose selection, statistical analysis plan, placebo effect, patient enrollment criteria, patient compliance and trial execution. Data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Failure of a clinical trial due to any of these reasons could materially harm our business and the market price of our common shares. In the case of some of our product candidates, we are seeking to develop treatments for certain diseases or disorders for which there is relatively limited clinical experience, and clinical trials may use novel endpoints and measurement methodologies or subjective patient feedback, which adds a layer of complexity to these clinical trials and may delay regulatory approval. Negative or inconclusive results from our clinical trials could lead to a decision or requirement to conduct additional pre-clinical testing or clinical trials or result in a decision to terminate the continued development of a product candidate. Any of the foregoing outcomes would materially and adversely impact our business, product candidate pipeline and future prospects.

If our product candidates are not shown to be both safe and effective in clinical trials, such product candidates will be unable to obtain regulatory approval or be successfully commercialized. In addition, our failure to demonstrate positive results in clinical trials in any indication for which we are developing clinical product candidates could adversely affect development efforts in other indications. In such case, we would need to develop other compounds and conduct associated pre-clinical testing and clinical trials, as well as potentially seek additional financing, all of which would have a material adverse effect on our business, growth prospects, operating results, financial condition and results of operations.

We may be required to suspend or discontinue clinical trials due to side effects or other safety risks that could preclude approval of our products. Our clinical trials may be suspended at any time for a number of reasons.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to participants.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our drug candidates, if approved, we may be unable to generate any product revenue.

To successfully commercialize EP-104, if approved, or any future product candidate that may result from our development programs, we will need to build out our sales and marketing capabilities, either on our own or with others. The establishment and development of our own commercial team or the establishment of a contract field force to market any product candidate we may develop will be expensive and time-consuming and could delay any drug launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We may seek to enter into collaborations with other entities to use their established marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If any current or future collaborators do not commit sufficient resources to commercialize our product candidates, or we are unable to develop the necessary capabilities on our own, we may be unable to generate sufficient revenue to sustain our business. We may compete with many companies that currently have extensive, experienced and well-funded marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. We will likely also face competition if we seek third parties to assist us with the sales and marketing efforts any future product candidates. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

We rely on key personnel.

The Company’s success depends in large measure on certain key personnel. The loss of the services of such key personnel could have a material adverse effect on the Company. The contributions of these individuals to the Company’s immediate operations are likely to be of central importance. In addition, the competition for qualified personnel in the biotech industry is intense and there can be no assurance that the Company will be able to continue to attract and retain all personnel necessary for the development and operation of the Company’s business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the Company’s management. Other biotechnology companies with which the Company competes for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than the Company does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those that the Company has to offer. If the Company is unable to continue to attract and retain high-quality personnel, the rate of and success with which the Company can develop and commercialize product candidates would be limited.

As a technology-driven company, intellectual input from key management and personnel is critical to achieve our business objectives. Consequently, our ability to retain these individuals and attract other qualified individuals is critical to our success. The loss of the services of key individuals might significantly delay or prevent achievement of our business objectives. In addition, because of a relative scarcity of individuals with the high degree of education and scientific achievement required for our business, competition among biotech companies for qualified employees is intense, and as a result we may not be able to attract and retain such individuals on acceptable terms, or at all.

We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research and development strategies. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, even though our collaborators are required to sign confidentiality agreements prior to working with us, they may have arrangements with other companies to assist such other companies in developing technologies that may prove competitive to us.

Incentive provisions for our key executives include the granting of stock options that vest over time, designed to encourage such individuals to stay with us. However, a low share price could render such agreements of little value to our key executives. In such event, our key executives could be susceptible to being hired away by our competitors who could offer a better compensation package. If we are unable to attract and retain key personnel our business, financial conditions and results of operations may be adversely affected.

We may not be able to successfully execute our business strategy.

The execution of our business strategy poses many challenges and is based on several assumptions. If we experience significant regulatory delays, supply chain disruptions, cost overruns on our programs, or if our business plan is more costly than we anticipate, certain research and development activities may be delayed or eliminated, resulting in changes or delays to our commercialization plans, or we may be compelled to secure additional funding (which may or may not be available) to execute our business strategy. We cannot predict with certainty our future revenues or results from our operations. If the assumptions on which our revenue or expenditure forecasts are based change, the benefits of our business strategy may change as well.

We will require additional financing, which may not be available. Macro market conditions could significantly effect the timing and certainty of the Company’s financing;

The development and the business of the Company will require additional financing. Failure to obtain sufficient financing may result in the delay or indefinite postponement of its business plans. The initial primary source of funding available to the Company consists of equity financing. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company.

The ongoing economic slowdown and downturn of global capital markets has generally made the raising of capital by equity or debt financing more difficult. Access to financing has been negatively impacted by ongoing global economic risks. The Company will require substantial additional funds for further research and development, and the marketing and sale of its technology. The Company may attempt to raise additional funds for these purposes through public or private equity or debt financing, collaborations with other therapeutic companies, government grants or other sources. There can be no assurance that additional funding or partnerships will be available on terms acceptable to the Company and which would foster the successful commercialization of the Company’s technologies. If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of the Common Shares. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital or to pursue business opportunities, including potential acquisitions. If adequate funds are not obtained, the Company may be required to reduce, curtail or discontinue operations.

We are in a highly competitive industry which is continuously evolving with technological changes.

The Company is engaged in an industry that is highly competitive, evolving and characterized by technological change. As a result, it is difficult for it to predict whether, when and by whom new competing technologies or new competitors may enter the market. The Company faces competition from companies with strong positions in certain markets it is currently targeting, and in new markets and regions it may enter. Some of these companies have significantly greater financial, technical, human, research and development, and marketing resources than the Company. The Company cannot assure that it will be able to compete effectively against current and future competitors who may discover and develop products in advance of the Company that are more effective than those developed by the Company. As a consequence, the Company’s current and future technologies may become obsolete or uncompetitive, resulting in adverse effects on revenue, margins and profitability. In addition, competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on the Company’s business, financial condition or results of operations. To the extent that new or improved oral or other systemically administered pain medications are introduced that demonstrate better long-term efficacy and safety, patients and physicians may further delay the introduction of injectable therapies, such as EP-104, if approved, in the OA treatment continuum. EP-104 could also face competition from other formulations or devices that deliver pain medication on an extended basis, such as transdermal delivery systems or implantable devices.

Many of the Company’s competitors have substantially greater financial, technical and other resources, such as larger research and development staffs and experienced commercial and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in the Company’s competitors. As a result, these companies may obtain regulatory approval more rapidly than the Company is able and may be more effective in selling and marketing their products as well. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Competitors may succeed in developing, acquiring or licensing on an exclusive basis drug products or drug delivery technologies that are more effective or less costly than EP-104 or any other product candidate that the Company is currently developing or may develop.

The Company believes that its ability to compete effectively depends upon many factors both within and beyond the Company’s control, including:

•	the usefulness, ease of use, performance and reliability of the Company’s technology compared to its competitors;

•	the activity and tolerability of EP-104 and the Company’s other product candidates, including relative to marketed products and product candidates in development by third parties;

•	the ability to distinguish safety and efficacy from existing, alternative therapies;

•	the timing for product candidates to complete clinical development and receive market approval;

•	acceptance of EP-104 and any of the Company’s other product candidates that receive regulatory approval by patients, physicians and other health providers;

•	the Company’s ability to monetize its technology;

•	the selection of licensing partners for its technology with the necessary skills and resources to drive uptake;

•	the Company’s marketing and selling efforts;

•	the Company’s financial condition and results of operations;

•	the ability to maintain a good relationship with regulatory authorities;

•	the price of the Company’s future products, including in comparison to branded or generic competitors;

•	whether coverage and adequate levels of reimbursement are available under private and governmental health insurance plans;

•	acquisitions or consolidations within the Company’s industry, which may result in more formidable competitors;

•	the Company’s ability to protect its intellectual property rights;

•	the Company’s ability to attract, retain and motivate talented employees;

•	the Company’s ability to cost-effectively manage and grow its operations; and

•	the Company’s reputation and brand strength relative to that of its competitors.

Our future success will depend on our ability to continually enhance and develop our product candidates and services.

There is a broad pipeline of potential new therapies for OA pain. The OA market is characterized by rapid technological change and the possibility of frequent new product introductions. Accordingly, the Company’s future success depends upon its ability to enhance its current product candidates and to develop, introduce and sell the most accurate products at competitive prices. The development of new technologies and products involves time, substantial costs and risks. The Company’s ability to successfully develop new technologies depends in large measure on its ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry.

The success of new product introductions depends on a number of factors including the efficacy and safety as demonstrated in clinical trials, the ability to demonstrate the impact of real world evidence, timely and successful product development, the timing and market introduction of competitive products, market acceptance, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of pharmaceutical components in appropriate quantities and costs to meet anticipated demand, the risk that new products may have quality or other defects in the early stages of introduction and the Company’s ability to manage distribution and production issues related to new product introductions, the clinical indications for which the product is approved, acceptance by physicians, the medical community and patients of the product as a safe and effective treatment, the ability to distinguish safety and efficacy from existing, less expensive alternative therapies, the convenience of prescribing, administrating and initiating patients on the product, the potential and perceived advantages and/or value of the product over alternative treatments, the cost of treatment in relation to alternative treatments, including any similar generic treatments, the availability of coverage and adequate reimbursement by third-party payors and government authorities to support the product’s pricing, the prevalence and severity of adverse side effects and the effectiveness of sales and marketing efforts.

If the Company is unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, its business would be harmed.

If we are unable to differentiate EP-104 from existing generic therapies for treatment of OA, or if the FDA or other applicable regulatory authorities approve generic products that compete with EP-104, our ability to successfully commercialize EP-104 would be adversely affected.

Immediate-release TCA and other injectable immediate-release steroids, which are the current intra-articular, or IA, standard of care for OA pain, are available in generic form and are therefore relatively inexpensive compared to the potential pricing for EP-104. Although we believe our Phase 1 study provides preliminary evidence of extended pain relief, it is possible that we will receive data from additional clinical trials or in a post marketing setting from physician and patient experiences with the commercial product that does not continue to support such interpretations. It is also possible that the FDA, physicians and healthcare payers will not agree with our interpretation of our existing and future clinical trial data. If we are unable to demonstrate the value of EP-104 based on our clinical data, patient experience, as well as real world evidence, our opportunity for EP-104 to obtain premium pricing and be commercialized successfully would be adversely affected.

In addition to existing generic steroids, such as immediate-release TCA, the FDA or other applicable regulatory authorities may approve other generic products that could compete with EP-104 if we cannot adequately protect it with our patent portfolio. For example, in the United States, once an NDA, including a Section 505(b)(2) application, is approved, the product covered thereby becomes a “listed drug” which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application (“ANDA”). The FDCA, FDA regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration, conditions of use, or labeling as our product candidate and that the generic product is bioequivalent to ours, meaning it is absorbed in the body at the same rate and to the same extent as EP-104. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than ours to bring to market and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to our products would materially adversely impact our ability to successfully commercialize EP-104.

A variety of risks associated with potential international business relationships could materially adversely affect our business.

The Company may enter into agreements with third parties for the development and commercialization of EP-104 and other product candidates in international markets. If the Company does so, the Company would be subject to additional risks related to entering into international business relationships, including:

•	differing regulatory requirements in other countries including, among others, marketing approval, pricing, reimbursement and sales and marketing practices;

•	potentially reduced protection for intellectual property rights;

•	potential for so-called parallel importing, which is when a local seller, faced with higher local prices, opts to import goods from a foreign market with lower prices, rather than buying them locally;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees traveling and working abroad;

•	foreign taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other risks incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in Canada or the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad or supply chain disruptions; and

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, tsunamis, hurricanes and fires.

These and other risks may materially adversely affect the Company’s ability to develop and commercialize products in international markets and may harm the Company’s business.

Collaboration arrangements we may enter into in the future may not be successful.

The Company may seek future partnerships, collaborations and other strategic transactions to maximize the commercial potential of EP-104 and our other product candidates. The Company may enter into such arrangements on a selective basis depending on the merits of retaining commercialization rights for itself as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies for EP-104 and other product candidates, both in the United States and internationally. The Company faces competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. The Company may not be successful in its efforts to establish and implement collaborations or other alternative arrangements should the Company choose to enter into such arrangements. The terms of any collaborations or other arrangements that the Company may establish may not be favorable to the Company.

Any future collaborations that the Company enters into may not be successful. The success of the Company’s collaboration arrangements will depend heavily on the efforts and activities of the Company’s collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters could lead to delays in the development process or commercialization of the Company’s product candidates and in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration could adversely affect the Company financially and could harm the Company’s business reputation.

We may acquire businesses or products, or form strategic alliances in the future, and we may not realize the benefits of such acquisitions or alliances.

The Company may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that the Company believes will complement or augment the Company’s existing business. If the Company acquires businesses with promising markets or technologies, the Company may not be able to realize the benefit of acquiring such businesses if the Company is unable to successfully integrate them with the Company’s existing operations and company culture. The Company may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent the Company from realizing their expected benefits or enhancing the Company’s business. The Company cannot assure you that, following any such acquisition, the Company will achieve the expected synergies to justify the transaction. In addition, the Company may require significant additional funds to either acquire such businesses or products or to commercialize them, which may result in significant dilution to shareholders or the incurrence of significant indebtedness by the Company.

We do not have any long-term customer commitments.

The Company may negotiate clinical and/or commercial supply agreements for Eupraxia product candidates or product sub-components. At the time of this AIF, there are no long-term commitments from customers for these product candidates. Because the Company does not have long-term contracts for its future products, management may not accurately predict future revenue streams and there may be no assurance that customers would continue to use the Company’s products, or that the Company would be able to replace departing potential customers with new potential customers that provide the Company with comparable revenue.

We have traditionally relied on key collaborations and grants.

The development programs of the Company may require substantial additional cash. Traditionally, the Company has received funds under grant reward programs to fund such development. The Company cannot provide assurance that it will continue to receive all or any of the grant funding that it applies for, that such grants if received will provide sufficient funding or that it will be able to establish future collaborations on commercially reasonable terms or at all. Inability to obtain grant funding and establish collaboration agreements may result in product development delays or cancellation, particularly in regard to pipeline programs. In addition, the success of collaboration agreements will depend heavily on the efforts and activities of the third-party collaborators, which are outside the control of the Company.

Our business and operations would suffer in the event of computer system failures, cyberattacks, or a deficiency in our cyber security.

Despite the implementation of security measures, the Company’s internal computer systems and those of the third parties on which the Company relies are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If any such event were to occur and cause interruptions in the Company’s operations, it could result in a material disruption of the Company’s commercialization or further development of its technology. To the extent that any disruption or security breach were to result in a loss of or damage to the Company’s data or applications, or inappropriate disclosure of confidential or proprietary information, the Company could incur liability and the further development or commercialization of the Company’s products could be delayed or disrupted.

We may fail to manage our growth successfully which may adversely impact our operating results.

The Company’s failure to manage its growth successfully may adversely impact its operating results. The Company’s ability to manage growth will require it to continue to build its operational, financial and management controls, contracting relationships, marketing and business development plans and controls and reporting systems and procedures. The Company’s ability to manage its growth will also depend in large part upon a number of factors, including the ability for it to rapidly:

•	expand its internal and operational and financial controls significantly so that it can maintain control over operations;

•	attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

•	build a sales team to keep customers and channel partners informed regarding the technical features issues and key selling points of its products and services;

•	develop support capacity for customers as sales increase; and

•	build a channel network to create an expanding presence in the evolving marketplace for its products and services.

An inability to achieve any of these objectives could harm the business, financial condition and results of operations of the Company.

Any therapeutics we develop will be subject to extensive, lengthy, and uncertain regulatory requirements, which could adversely affect our ability to obtain regulatory approval in a timely manner, or at all.

It is understood that pharmacologic therapies are subject to an extensive, lengthy, and unpredictable regulatory approval process by the FDA and equivalent regulatory bodies in other countries. This entails significant investment in time and resources, with no guarantee on the outcome or timeframe. We may encounter significant delays or excessive costs in our efforts to secure necessary marketing authorizations. Even if approved, the different regulatory bodies have numerous regulations governing the manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. The regulatory requirements governing new technologies might be subject to change, and the products themselves may be subject to substantial review by the FDA and/or other governmental regulatory authorities that could prevent or delay approval of these products. Regulatory constraints ultimately imposed on our products, if approved, could limit our ability to commercialize, thus impacting our financial condition and results.

Manufacture and marketing of EP-104 are subject to government regulation. In most countries, we will be required to complete extensive non-clinical studies and clinical trials to demonstrate the safety and efficacy of a product candidate in order to apply for regulatory approval to market the product. Prior to marketing approval in the United States, required steps include non-clinical (animal and laboratory) testing, performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate in the intended target population, performance of a consistent and reproducible manufacturing process intended for commercial use and successful filing and approval of an NDA. These processes are costly, and the timeframe and success are uncertain and may be out of our control. We also have no control over the extent of approval, which can be restricted to specific jurisdictions and/or conditions on the product label and limit our revenues.

Once approved, we will be subjected to continuing regulatory review, including adverse event reporting requirements and the FDA’s general prohibition against promoting products for unapproved uses. We may also have other forms of post approval commitments, such as clinical trials or enhanced safety reporting and commitments. Failure to comply with any post-approval requirements can have consequences including warning letters, product seizures, recalls, substantial fines, injunctions, withdrawal of approvals, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could negatively impact on our ability to market products and generate revenues and thus our ability to continue our operations.

We also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or our manufacturer are subsequently discovered. Moreover, we cannot provide assurance that newly discovered or developed safety issues will not arise following any regulatory approval. If our product is used by a large patient population, serious adverse events may occur from time to time that initially may seem unconnected to the treatment, and only when it repeatedly occurs over a period of time does the treatment become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenues.

We may not be able to obtain marketing approval.

Even if we complete the necessary non-clinical studies and clinical trials, the marketing approval process is expensive, time-consuming, and uncertain and may prevent us from obtaining approvals for the commercialization of any drug candidates we develop. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize, or will be delayed in commercializing, product candidates we develop, and our ability to generate revenue will be materially impaired.

We rely on the protection of our intellectual property rights.

The Company’s commercial success depends to a significant degree upon its ability to develop new or improved technologies, instruments and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in Canada, the United States and other countries, such as the countries in the European Union and Asia. The Company intends to patent concepts, components, processes, industrial designs and methods, and other inventions and technologies that it considers to have commercial value or that will likely give it a competitive advantage. Despite devoting resources to the research and development of proprietary technology, the Company may not be able to develop new technology that is patentable or protectable. Further, patents issued to the Company, if any, could be challenged, held invalid or unenforceable, or be circumvented and may not provide the Company with necessary or sufficient protection or a competitive advantage.

In addition, despite its efforts to protect and maintain its patents, competitors and other third parties may be able to design around the Company’s patents, if so awarded, or develop products similar to its products that are not within the scope of such patents. Finally, patents provide certain statutory protection for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of the Company’s material patents will expire at some time and thereafter the underlying technology of such patents will be allowed to be used by any third party, including its competitors. Moreover, the inventions covered by patents may be free to be used in countries for which there is no patent protection. A number of the Company’s competitors and other third parties have been issued patents, or may have filed patent applications, or may obtain additional patents or other intellectual property rights for technologies similar to those that the Company has developed, used or commercialized, or may develop, use or commercialize in the future. As certain patent applications in the United States and other countries are maintained in secrecy for a period of time after filing, and as publication or public awareness of new technologies often lags behind actual discoveries, the Company cannot be certain that it has been the first to develop the technology covered by its pending patent applications. In addition, the disclosure in its patent applications, including in respect of the utility of its claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, the Company cannot assure that its patent applications will result in valid or enforceable patents.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in the Company’s future patents, their enforceability and its ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of Canada or the United States. Even if its patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that the Company may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management’s attention from other business matters. The Company cannot assure that any of its pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to it.

In addition to patents, the Company relies on a combination of industrial designs, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce its proprietary technology and intellectual property rights in the United States, Canada and other countries. However, the Company’s ability to protect its brand by registering certain trademarks may be limited. In addition, while the Company generally enters into confidentiality and non-disclosure agreements with its employees, consultants, contractors, etc. to attempt to limit access to and distribution of its proprietary and confidential information, it is possible that:

•	misappropriation of its proprietary and confidential information, including technology, will nevertheless occur;

•	its confidentiality agreements will not be honored or may be rendered unenforceable;

•	third parties will independently develop equivalent, superior or competitive technology or products;

•

disputes will arise with its current or future strategic licenses, customers or others concerning the ownership, validity, enforceability, use patentability or registrability of intellectual property; or

•	unauthorized disclosure of its know-how, trade secrets or other proprietary or confidential information will occur.

The Company cannot assure that it will be successful in protecting, maintaining or enforcing its intellectual property rights. If it is not successful in protecting, maintaining or enforcing its intellectual property rights, then the Company’s business, operating results and financial condition could be materially adversely affected.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of Canada and the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favour the enforcement of patents and other intellectual property protection, especially those relating to life sciences. To the extent that the Company has obtained or is able to obtain patents or other intellectual property rights in any foreign jurisdictions, it may be difficult for the Company to stop the infringement of the Company’s patents or the misappropriation of other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the availability of certain types of patent rights and enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce the Company’s patent rights in foreign jurisdictions could result in substantial costs and divert the Company’s efforts and attention from other aspects of the Company’s business. Accordingly, the Company’s efforts to protect the Company’s intellectual property rights in such countries may be inadequate.

Guidelines and recommendations published by various organizations can reduce the use of products that we may commercialize.

Government agencies promulgate regulations and guidelines directly applicable to us and to our product candidates and any future products. In addition, professional societies, such as the American College of Rheumatology, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the healthcare and patient communities with respect to specific products. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that do not recognize the Company’s future products, suggest limitations or inadequacies of the Company’s future products, or suggest the use of competitive or alternative products as the standard of care to be followed by patients and healthcare providers, could result in decreased use or adoption of the Company’s future products.

Patent reform legislation in the United States could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes a number of significant changes to US patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first to file” system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the United States Patent and Trademark Office (“USPTO”) and may become involved in post-grant proceedings including opposition, derivation, re-examination, inter partes review or interference proceedings challenging the Company’s patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope or enforceability of, or invalidate, the Company’s patent rights, which could adversely affect the Company’s competitive position.

The USPTO has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act and in particular the first to file provisions, did not become effective until March 16, 2013. However, the full impact that the Leahy-Smith Act will have on the operation of the Company’s business is not clear. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of the Company’s patent applications and the enforcement or defense of the Company’s issued patents, as well as the Company’s ability to bring about timely favourable resolution of any disputes involving the Company’s patents and the patents of others.

Non-compliance with regulatory requirements may reduce or eliminate our patent protection.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in unenforceability, invalidity, abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in unenforceability, invalidity, abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If the Company or any future licensors fail to maintain the patents and patent applications covering the Company’s product candidates, the Company’s competitive position would be adversely affected.

We may infringe the intellectual property rights of others.

The Company’s commercial success depends, in part, upon it not infringing or violating intellectual property rights owned by others. The industry in which the Company competes has participants that own, or claim to own, intellectual property. The Company cannot determine with certainty whether any existing third-party patents, or the issuance of any new third-party patents, would require it to alter its technologies or products, obtain licenses or cease certain activities, including the sale of certain products.

The Company may in the future receive claims from third parties asserting infringement and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of third-party intellectual property rights or to protect, maintain and enforce the Company’s intellectual property rights. Some of the Company’s competitors have, or are affiliated with companies having, substantially greater resources than it has, and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than the Company can. Regardless of whether claims that it is infringing or violating patents or other intellectual property rights have any merit, those claims could:

•	adversely affect the Company’s relationships with current or future distributors and dealers of its products;

•	adversely affect its reputation with customers;

•	be time-consuming and expensive to evaluate and defend;

•	cause product shipment delays or stoppages; divert management’s attention and resources;

•	subject the Company to significant liabilities and damages;

•	require it to enter into royalty or licensing agreements; or

•	require it to cease certain activities, including the sale of products.

If it is determined that the Company has infringed upon, violated or is infringing upon or violating a patent or the intellectual property right of any other person, or if it is found liable in respect of any other related claim, then in addition to being liable for potentially substantial damages, the Company may be prohibited from developing, using, distributing, selling or commercializing certain of its technologies and products unless it obtains a license from the holder of the patent or other intellectual property right. The Company cannot assure that it will be able to obtain any such license on a timely basis or on commercially favourable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If it does not obtain such a license or find a cost-efficient workaround, the Company’s business, operating results and financial condition could be materially adversely affected and it could be required to cease related business operations in some markets and restructure its business to focus on its continuing operations in other markets.

We may be subject to claims arising from consultants or contractors misappropriating intellectual property.

Many of the Company’s consultants and contractors were previously or are concurrently employed at or engaged by biotechnology companies, and/or other pharmaceutical companies, including the Company’s competitors or potential competitors, or academic research institutions. Some of these consultants and contractors, including each member of the Company’s senior management or the Company’s other employees, may have executed proprietary rights, nondisclosure and non-competition agreements in connection with such previous or concurrent employment. The Company may be subject to claims that the Company or its consultants and contractors have used or disclosed the intellectual property and other proprietary information or know-how or trade secrets of others in their work for the Company. Litigation may be necessary to defend against these claims. The Company is not aware of any threatened or pending claims related to these matters or concerning agreements with the Company’s senior management, or other of the Company’s employees, consultants, and contractors, but litigation may be necessary in the future to defend against such claims. If the Company fails in defending any such claims, in addition to paying monetary damages, the Company may lose valuable intellectual property rights, or personnel or access to consultants and contractors. Even if the Company is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while the Company’s policy is to require the Company’s consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to the Company, the Company may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that the Company regards as the Company’s own, which may result in claims by or against the Company related to the ownership of such intellectual property. If the Company fails in prosecuting or defending any such claims, in addition to paying monetary damages, the Company may lose valuable intellectual property rights. Even if the Company is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to the Company’s management and scientific personnel.

We use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our product manufacturing, research and development, and testing activities involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risks of accidental contamination or the accidental discharge of these materials, or any resulting injury from such an event. We may be subjected to litigation for any injury that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Our use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters, are governed by federal, state, provincial and local legislation. We are also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices. Our operations may require that environmental permits and approvals be issued by applicable government agencies, which can be costly and time-consuming to attain. These regulations and legislation can change, or new ones come into place, due to future legislative or administrative actions. These events could cause us to incur additional expense or restrict our operations. Compliance with environmental laws and regulations, current or future, may be expensive and prohibitive for our research, development, or production efforts. Failure to comply could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures to achieve and maintain compliance.

If product liability lawsuits are brought against us, then we may incur substantial liabilities and may be required to limit commercialization of EP-104, if approved, and any other future products.

The Company faces a potential risk of product liability as a result of distribution of its product candidates for testing and commercialization of EP-104 and other pipeline products, if approved. For example, the Company may face claims if use of EP-104 allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in product quality, a failure to warn of dangers inherent in the product candidate or product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If the Company cannot successfully defend itself against product liability claims, the Company may incur substantial liabilities or be required to limit commercialization of the product subject to such claims. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for current and future products;

•	injury to the Company’s reputation;

•	costs to defend any related litigation;

•	diversion of management’s time and the Company’s resources;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	inability to commercialize EP-104 and other products, if approved;

•	decline in the Company’s stock price; and

•	exposure to adverse publicity.

Although the Company currently has product liability insurance in place, the Company does not know whether the limits of the insurance will be sufficient to satisfy any claims should they arise. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from or beyond the limits of, our insurance coverage. If we cannot successfully defend ourselves against a product liability claim, we may incur substantial liabilities.

Our employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading, which could significantly harm our business.

The Company is exposed to the risk that employees, independent contractors, principal investigators, consultants, commercial partners and vendors may engage in fraudulent or other illegal activity, fraud or other misconduct. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) the law and regulations of the FDA and non-US regulators, including those laws that require the reporting of true, complete and accurate information to the FDA and non-US regulators, (ii) healthcare fraud and abuse laws and regulations in the United States and elsewhere, and (iii) laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct in violation of these laws may also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the Company’s reputation. It is not always possible to identify and deter misconduct by the Company’s executives, employees, consultants and other third parties, and any precautions the Company takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against the Company, and the Company is not successful in defending itself or asserting the Company’s rights, those actions could have a significant impact on the Company’s business, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in national healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of the Company’s operations, any of which could adversely affect the Company’s ability to operate the business and the Company’s results of operations.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of the Common Shares may be volatile, and in the past companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. The Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact the Company’s business. Any adverse determination in litigation could also subject the Company to significant liabilities.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

The Company relies on trade secrets to protect the Company’s proprietary technological advances and know-how, especially where the Company does not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. The Company relies in part on confidentiality agreements with the Company’s consultants, contractors, outside scientific collaborators, sponsored researchers and other advisors, including the third parties the Company relies on to manufacture the Company’s product candidates, to protect the Company’s trade secrets and other proprietary information. However, any party with whom the Company has executed such an agreement may breach that agreement and disclose the Company’s proprietary information, including the Company’s trade secrets. Accordingly, these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of the Company’s proprietary rights. In addition, others may independently discover the Company’s trade secrets and proprietary information. Failure to obtain or maintain trade secret protection could enable competitors to use the Company’s proprietary information to develop products that compete with the Company’s products or cause additional, material adverse effects upon the Company’s competitive business position and financial results.

Lawsuits relating to intellectual property infringement would be costly and time consuming.

The Company may be required to initiate litigation to enforce or defend the Company’s intellectual property rights. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the pharmaceutical industry generally. Such litigation or proceedings could substantially increase the Company’s operating expenses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

In infringement litigation, any award of monetary damages the Company receives may not be commercially valuable. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Company’s confidential information and trade secrets could be compromised by disclosure during litigation. Moreover, there can be no assurance that the Company will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are resolved. Further, any claims the Company asserts against a perceived infringer could provoke these parties to assert counterclaims against the Company alleging that the Company has infringed their patents. Some of the Company’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than the Company can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on the Company’s ability to compete in the marketplace.

In addition, the Company’s patents and patent applications could face other challenges, such as interference proceedings, opposition proceedings, reissue, inter partes review, re-examination proceedings, third-party submissions of prior art, and other forms of post-grant review. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope or preventing the issuance of, any of the Company’s patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert the Company’s management and scientific personnel’s time and attention.

In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of the Common Shares. Such litigation or proceedings could substantially increase the Company’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. The Company may not have sufficient financial or other resources to adequately conduct such litigation or proceedings.

Even if resolved in the Company’s favour, litigation or other legal proceedings relating to intellectual property claims may cause the Company to incur significant expenses and could distract the Company’s technical and management personnel from their normal responsibilities, which could have a material adverse effect on the Company’s financial position and results of operations.

Our directors may serve as directors of other biotech companies and may have conflicts of interest.

Certain of the directors and executive officers of the Company may, from time to time, be employed by or affiliated with organizations which have entered into agreements or will enter into agreements with the Company. As disputes may arise between these organizations and the Company, or certain of these organizations may undertake or have undertaken research with the Company’s competitors, there exists the possibility for such persons to be in a position of conflict. The Company cannot assure that any decision or recommendation made by these persons involving the Company will be made in accordance with his or her duties and obligations to deal fairly and in good faith with the Company and such other organizations.

Our business may be affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect the Company’s business and the results of the Company’s operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates, and overall economic conditions and uncertainties, including those resulting from political instability and the current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase the Company’s business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of the Company’s investments and the Company’s ability to liquidate the Company’s investments in order to fund the Company’s operations, if necessary.

Interest rates and the ability to access credit markets could also adversely affect the ability of payors and distributors to purchase, pay for and effectively distribute the Company’s products if and when approved. Similarly, these macroeconomic factors could affect the ability of the Company’s current or potential future contract manufacturers, sole-source or single-source suppliers, or licensees to remain in business or otherwise manufacture or supply the Company’s product candidates. Failure by any of them to remain in business could affect the Company’s ability to manufacture product candidates.

Our business may be affected by global geopolitical risks.

In addition to the risks specific to the countries in which the Company operates, global events such as war and occupation, terrorism and related geopolitical risks may lead to increased market volatility and may have adverse short-term and long-term effects on world economies and markets generally. For example, in late February 2022, Russian military forces launched significant military action against Ukraine, and sustained conflict and disruption in the region is likely. This has the potential to affect our clinical trial operations in Poland, Czech Republic and Denmark. The impact to Ukraine, as well as actions taken by other countries, including new and stricter sanctions by Canada, the United Kingdom, the European Union, the United States and other countries and organizations against officials, individuals, regions, and industries in Russia, Ukraine and Belarus, and each country’s potential response to such sanctions, tensions, and military actions could have an adverse effect on the Company’s operations. These countries may impose further sanctions or other restrictive actions against governmental or other individuals or organizations in Russia or elsewhere. The effects of disruptive events could affect the global economy and financial and commodities markets in ways that cannot necessarily be foreseen at the present time. These events could also exacerbate other pre-existing political, social and economic risks, including those described elsewhere in this AIF.

We may be responsible for corruption and anti-bribery law violations.

The Company’s business activities are subject to the to the United States Foreign Corrupt Practices Act (the “FCPA”) and other anti-bribery and anti-corruption laws of the United States and other countries in which the Company operates, as well as US and certain foreign export controls and trade sanctions which generally prohibit companies and company employees from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. The Company’s employees or other agents may, without its knowledge and despite its efforts, engage in prohibited conduct under the Company’s policies and procedures and the FCPA or other anti-bribery laws for which the Company may be held responsible. If the Company’s employees or other agents are found to have engaged in such practices, the Company could suffer severe penalties and other consequences that may have a material adverse effect on its business, financial condition and results of operations.

We are subject to foreign exchange risks.

As the Company grows and does business in foreign markets, including the United States and Europe, it is quite possible that transactions will take place in foreign currencies. At this point the Company does not participate in hedging activities. Although the Company cannot predict the effect of possible foreign exchange losses in the future, if such losses occurred, they could have a material adverse effect on the Company’s business, results of operation, and financial condition. In addition, fluctuations in exchange rates could affect the pricing of the Company’s products and negatively influence customer demand.

We are subject to taxation risks and changing rules by different tax authorities.

Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by the Company, the result of which could have a material adverse effect on the Company’s financial condition and results of operations.

We have had negative operating cash flows since inception and expect to incur losses for the foreseeable future.

The Company has had negative cash flow from operating activities since its inception. The Company anticipates that it will continue to have negative cash flow and it expects to continue to incur losses for the foreseeable future as the Company continues to research and develop, and seek regulatory clearances for, its current product candidate and other potential product candidates.

We are subject to a number of risks and hazards and may not be sufficiently insured for all of them.

The Company’s business will be subject to a number of general risks and hazards, including general liability. Such occurrences could result in damage to property, inventory or facilities, personal injury or death to end-customers or operators, damage to the properties of the Company or the properties of others, monetary losses and possible legal liability. Although the Company maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance may not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. The Company might also become subject to liability which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon the Company’s financial performance and results of operations.

We will devote significant resources to regulatory compliance as a public entity.

As a public company, the Company incurs significant legal, accounting and other expenses. Legal, accounting and other expenses associated with public company reporting requirements have increased significantly in recent years. The Company anticipates that costs may continue to increase with corporate governance related requirements, including, without limitation, requirements under National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings, National Instrument 52-110 - Audit Committees (“NI 52-110”) and National Instrument 58-101 - Disclosure of Corporate Governance Practices.

The Company’s management and other personnel will devote a substantial amount of time to regulatory compliance initiatives. Moreover, these rules and regulations will increase the Company’s legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations may make it more difficult and more expensive for the Company to obtain director and officer liability insurance.

The Company’s testing, or any subsequent testing by the Company’s independent auditor, may reveal deficiencies in the Company’s internal control over financial reporting that are deemed to be material weaknesses. The Company will incur substantial accounting expense and expend significant management efforts to comply with internal control over financial reporting requirements. The Company currently does not have an internal audit group, and the Company anticipates hiring additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if the Company is not able to comply with these requirements in a timely manner or if the Company or the Company’s independent auditor identifies deficiencies in the Company’s internal control over financial reporting that are deemed to be material weaknesses, the market price of the Common Shares could decline, and the Company could be subject to sanctions or investigations by applicable securities regulatory authorities, which would require additional financial and management resources.

Risks Relating to Marketing, Reimbursement, Healthcare Regulations and Ongoing Regulatory Compliance

Coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, if approved, which could make it difficult for us to sell any product candidates or therapies profitably.

The success of our product candidates, if approved, depends on the availability of adequate coverage and reimbursement from third-party payors, including government agencies. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. Coverage may be more limited than the purposes for which a therapeutic is approved by the FDA or comparable regulatory authorities in other jurisdictions.

In the United States and some other jurisdictions, patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance.

Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which drugs and treatments they will cover and the amount of reimbursement. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS an agency within the US Department of Health and Human Services (“HHS”). CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare, and private payors often follow CMS’ coverage decisions. Other jurisdictions have agencies, such as the National Institute for Health and Care Excellence in the UK, that evaluate the use and cost-effectiveness of therapies, which impact the utilization and price of the medicine in such jurisdiction.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to maintain pricing sufficient to achieve or sustain profitability or may require co-payments that patients find unacceptably high.

We intend to seek approval to market our product candidates in different jurisdictions, which could include the United States, Canada and other selected foreign jurisdictions. If we obtain approval in any of these jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. Market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for our product candidates and may be affected by existing and future health care reform measures.

Our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors in the United States, Canada, and elsewhere play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our current and future arrangements with healthcare providers, third-party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. In particular, the research of our product candidates, as well as the promotion, sales and marketing of healthcare items and services and certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business or financial arrangements.

The applicable U.S. federal, state and other healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. The term remuneration has been interpreted broadly to include anything of value. Further, courts have found that if “one purpose” of renumeration is to induce referrals, the federal Anti-Kickback Statute is violated. Violations are subject to significant civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim submitted for payment to any federal healthcare program that includes items or services that were made as a result of a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

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the federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs; knowingly making, using, or causing to be made or used, a false record or statement material to a false, fictitious or fraudulent claim or an obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring qui tam actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery or settlement. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA fraud provisions without actual knowledge of the statute or specific intent to violate it;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, which impose, among other things, certain requirements relating to the privacy, security and transmission of individually identifiable health information on certain covered healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their respective “business associates,” those independent contractors or agents of covered entities that create, receive, maintain, transmit or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there are additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

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the federal Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively, the ACA, and its implementing regulations, which require manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to direct or indirect payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians and their immediate family members. Effective January 1, 2022, these reporting obligations extended to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners;

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federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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analogous US state, local and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers and may be broader in scope than their federal equivalents; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and other relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources, including the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing; state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information, some of which may be more stringent than those in the United States (such as the European Union, which adopted the General Data Protection Regulation, which became effective in May 2018) in certain circumstances, and may differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The scope and enforcement of each of the aforementioned laws are uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming, costly, and can divert a company’s attention from the business.

It is possible that governmental and enforcement authorities will conclude that our business practices, including our arrangements with physicians and other healthcare providers, may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to significant sanctions, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to similar penalties. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. In addition, the approval and commercialization of any product candidate in other countries will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. All of these could harm our ability to operate our business and our financial results.

Ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Changes in US, Canadian, and foreign regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States and in some foreign jurisdictions, there have been, and likely will continue to be, a number of legislative initiatives and regulatory changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare. For example, in March 2010, the ACA was enacted, which substantially changed the way health care is financed by both governmental and private insurers, and significantly impacted the US pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars, expands the types of entities eligible for the 340B drug discount program; introduced a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations; established annual fees and taxes on manufacturers of certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the U.S. Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden Administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted.

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On August 2, 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of up to 2% per fiscal year which remain in effect through 2031. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation.

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On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

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On April 13, 2017, CMS published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

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On May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

•	On May 23, 2019, CMS published a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020.

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On December 20, 2019, former President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repealed the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is impossible to determine whether similar taxes could be instated in the future.

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On March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024.

These laws and regulations may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their products. Such scrutiny has resulted in several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The IRA includes several provisions that may impact the Company’s business to varying degrees, including price caps and company rebates related to certain Medicare coverage. These laws and regulations may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. The effects of the IRA on our business and the healthcare industry in general is not yet known.

In addition, President Biden has issued multiple executive orders that have sought to reduce prescription drug costs. For example, at the federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars, and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry, and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, CMS stated drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020, CMS issued an Interim Final Rule implementing the Most Favored Nation Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on December 29, 2021, CMS rescinded the Most Favored Nations rule. Additionally, on November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Pursuant to court order, the removal and addition of the aforementioned safe harbors were delayed, and recent legislation imposed a moratorium on implementation of the rule until January 1, 2026. This deadline was pushed back further to January 1, 2027 by the Bipartisan Safer Communities Act and could potentially be pushed back to January 1, 2032 by the Inflation Reduction Act.

Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden Administration may reverse or otherwise change these measures, both the Biden Administration and Congress have indicated that they will continue to seek new legislative measures to control drug costs.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biologic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions on coverage or access could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates that we successfully commercialize or put pressure on our product pricing.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the extent to which state and federal governments cover particular healthcare products and services and could limit the amounts that the federal and state governments will pay for healthcare products and services. This could result in reduced demand for any product candidate we develop or could result in additional pricing pressures.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Risks Relating to our Securities

An issuance of preferred shares could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Common Shares, which could depress the price of our Common Shares.

The Company’s Board of Directors (the “Board”) has the authority to issue preferred shares and to determine the preferences, limitations and relative rights of preferred shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company’s shareholders. The Company’s preferred shares may be issued with liquidation, dividend and other rights superior to the rights of its Common Shares. The potential issuance of preferred shares may delay or prevent a change in control of the Company, discourage bids for our Common Shares at a premium over the market price and adversely affect the market price and other rights of the holders of the Company’s Common Shares.

Our constating documents permit us to issue an unlimited number of Common Shares without additional shareholder approval.

The Company’s articles of incorporation (the “Articles”) permit us to issue an unlimited number of Common Shares. The Company anticipates that it will, from time to time, issue additional Common Shares in the future. Subject to the requirements of the TSX, the Company will not be required to obtain the approval of shareholders for the issuance of additional Common Shares. Any further issuances of Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

Issuance of securities of the Company could cause dilution.

The Company may sell additional equity securities (including through the sale of securities convertible into Common Shares) and may issue additional debt or equity securities to finance its research & development, evaluation, manufacturing, operations, acquisitions, or other projects. The Company is authorized to issue an unlimited number of Common Shares. The Company cannot predict the size of future sales and issuances of debt or equity securities or the effect, if any, that future sales and issuances of debt or equity securities will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of equity securities, investors may suffer dilution of their voting power and it could reduce the value of their investment.

The exercise of stock options could cause dilution.

The Company has outstanding Options representing a right to receive Common Shares upon vesting and the exercise of the Options. The exercise of Options, and the subsequent resale of such Common Shares in the public market, could adversely affect the prevailing market price of the Common Shares and the Company’s ability to raise equity capital in the future at a time and price which it deems appropriate. The Company may also enter commitments in the future which would require the issuance of additional Common Shares and the Company is expected to grant additional Options. Any Common Share issuances from the Company’s treasury will result in immediate dilution to existing shareholders’ percentage interest in the Company.

We have warrants, a convertible debt, and shares of a subsidiary exchangeable for Common Shares outstanding, which in each case, if exercised, converted or exchanged, respectively, could cause dilution to existing shareholders.

The Company has warrants issued consisting of Common Shares issuable upon the exercise of warrants. In addition, the Company has an outstanding convertible debt, convertible into Common Shares. Furthermore, Eupraxia Pharma, the Company’s subsidiary, has non-voting Class B shares (the “Class B Shares”) outstanding that are exchangeable into Common Shares. The exercise of such warrants, conversion of such convertible debt and exchange of such Class B Shares and the subsequent resale of such Common Shares, issuable thereunder in each case, in the public market could adversely affect the prevailing market price and the Company’s ability to raise equity capital in the future at a time and price which it deems appropriate. The Company may also enter into commitments in the future which would require the issuance of additional Common Shares and the Company may grant additional share purchase warrants or stock options. Any share issuances from the Company’s treasury will result in immediate dilution to existing shareholders’ percentage interest in the Company.

Our Common Shares may have limited liquidity.

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Common Shares on the trading market, and that the Company will continue to meet the listing requirements of the TSX or achieve or maintain a listing on any other securities exchange.

There is no established market for certain securities.

There is no public market for the preferred shares, debt securities, warrants (other than the listed Warrants which were issued pursuant to the IPO and the Offering), subscription receipts or units contemplated by the Shelf Prospectus and, unless otherwise specified in the applicable prospectus supplement, the Company does not intend to apply for listing of the preferred shares, debt securities, warrants, subscription receipts or units on any securities exchanges. If the preferred shares, debt securities, warrants, subscription receipts or units are traded after their initial issuance, they may trade at a discount from their initial offering prices depending on prevailing interest rates (as applicable), the market for similar securities and other factors, including general economic conditions and our financial condition. There can be no assurance as to the liquidity of the trading market for the preferred shares, debt securities, warrants, subscription receipts or units, or that a trading market for these securities will develop at all.

The market price of the Common Shares may be volatile.

The market price of the Common Shares may fluctuate due to a variety of factors relative to the Company’s business, including announcements of new developments, fluctuations in the Company’s operating results, sales of the Common Shares in the marketplace, failure to meet analysts’ expectations, the general creditworthiness of the Company, the impact of various tax laws or rates and general market conditions or the worldwide economy. In recent years, stock markets have experienced significant price fluctuations, which have been unrelated to the operating performance of the affected companies. There can be no assurance that the market price of the Common Shares will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company’s performance.

Investors may lose their entire investment.

An investment in the Common Shares is speculative and may result in the loss of an investor’s entire investment in the Company. Only investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider an investment in the Company.

Prevailing interest rates may affect the market price or value of any debt securities of the Company.

Prevailing interest rates will affect the market price or value of any debt securities of the Company. The market price or value of any debt securities of the Company may decline as prevailing interest rates for comparable debt instruments rise and increase as prevailing interest rates for comparable debt instruments decline. The Company has not currently issued any debt securities.

Fluctuations in foreign currency markets may affect the market price or value of any debt securities of the Company.

Debt securities denominated or payable in foreign currencies may entail significant risk. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential liquidity restrictions in the secondary market. These risks will vary depending upon the currency or currencies involved.

We may experience fluctuations in our market value.

The market price of publicly traded securities is affected by many variables not directly related to the corporate performance of the Company, including the market in which it is traded, the strength of the economy generally, the global economic situation and outlook, the availability and attractiveness of alternative investments and the breadth of the public market for the securities. The effect of these and other factors on the market price of the Common Shares on the TSX in the future cannot be predicted.

We have no history of dividends.

To date, the Company has not paid any dividends on the outstanding Common Shares. We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash dividends on the Common Shares in the foreseeable future. Any decision to pay dividends on its shares will be made at the discretion of the Board and will depend on the Company’s earnings, financial requirements and other conditions existing at such time. See “Dividends”.

Our existing executive officers and directors own a significant percentage of Common Shares and will be able to exert a significant control over matters submitted to the Company’s shareholders for approval.

The Company’s executive officers and directors own approximately 11.41% of the issued Common Shares. This significant concentration of share ownership may adversely affect the trading price for the Common Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence all matters requiring approval by the Company’s shareholders, including the election of directors and the approval of mergers or other business combination transactions. These shareholders may be able to determine all matters requiring shareholder approval. The interests of these shareholders may not always coincide with the Company’s interests or the interests of other shareholders. This may also prevent or discourage unsolicited acquisition proposals or offers for the Common Shares that other shareholders may feel are in their best interest and the Company’s large shareholders may act in a manner that advances their best interests and not necessarily those of other shareholders, including seeking a premium value for their Common Shares, and might affect the prevailing market price for the Common Shares.

Future sales of Common Shares by our existing shareholders could cause the Company’s share price to decline.

Subject to compliance with applicable securities laws, the Company’s officers, directors and significant shareholders may sell some or all of their Common Shares in the future. No prediction can be made as to the effect, if any, such future sales of Common Shares will have on the market price of the Common Shares prevailing from time to time. However, the future sale of a substantial number of Common Shares by the Company’s officers, directors and significant shareholders or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares.

We will need to raise additional financing in the future which may dilute our share capital.

The Company’s Articles permit the issuance of an unlimited number of Common Shares. Future issuance of Common Shares will result in dilution to the existing shareholders. Additionally, future sales of the Common Shares into the public market may lower the market price that may result in losses to the Company’s shareholders. The Company may, from time to time, issue stock options to purchase additional Common Shares in accordance with the policies of the TSX. Most of these Common Shares, including the Common Shares to be issued upon exercise of options, are freely tradable or will be freely tradeable after a four-month restriction period. Sales of substantial amounts of the Common Shares into the public market, or even the perception by the market that such sales may occur, may lower the market price of Common Shares.

DIVIDENDS

The Company has not, since its inception, declared or paid any dividends on its Common Shares. The declaration of dividends on our Common Shares is within the discretion of the Board and will depend on the assessment of, among other factors, capital requirements, earnings, and the operating and financial condition of the Company. At the present time, the Company’s anticipated capital requirements are such that the Company follows a policy of retaining all available funds and any future earnings in order to finance the Company’s technology advancement, business development and corporate growth. The Company does not intend to declare or pay cash dividends on its Common Shares within the foreseeable future.

CAPITAL STRUCTURE

The following description of our share capital summarizes certain provisions contained in our Articles and by-laws. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles and by-laws.

The authorized share capital of the Company consists of (i) an unlimited number of Common Shares without par value and (ii) an unlimited number of preferred shares in the capital of the Company (the “Preferred Shares”) without par value, issuable in series. As of the date of this AIF, the Company had 21,743,145 Common Shares issued and outstanding. The maximum number of additional Common Shares issuable, should all convertible rights be exercised are as follows:

Common Shares Issuable:	As of the date of AIF
Options(1)	3,301,650
2013 Warrants(2)	380,921
Founders Warrants(3)	315,500
Underlying Founders Warrants(4)	315,500
2021 30% Warrants(5)	270,957
2021 10% Warrants(6)	39,846
Class B Shares(7)	562,500
Warrants – Listed EPRX.WT(8)	2,826,274
Warrants – Listed EPRX.WT.A(9)	7,331,550
Compensation Warrants(10)	150,538
Nordic Warrants(11)	39,228
SVB Debt Facility(12)	1,976,654

Total Common Shares Issuable	17,511,118

Notes:

(1)	Represents options outstanding under the Company’s stock option plan, each having an exercise price between $1.90 and $8.00 and expiry dates ranging from March 31, 2025 to March 31, 2032.
(2)

Represents common share purchase warrants to acquire up to 380,921 Common Shares at an exercise price of $0.7572 per share, with each such common share purchase warrant expiring 120 days after the warrant holder or the holder’s spouse ceases to be a director, officer or consultant of the Company.

(3)

Represents common share purchase warrants to acquire 315,500 units, with each unit consisting of one Common Share and one underlying common share purchase warrant (an “Underlying Founder Warrant”) at an exercise price of $0.4984 per unit, expiring 120 days after the warrant holder ceases to be a director, officer or consultant of the Company.

(4)	Represents Underlying Founder Warrants to acquire up to 315,500 Common Shares, at an exercise price of $0.75 per share, expiring two years from the date of issuance of the Underlying Founder Warrant.
(5)

Represents common share purchase warrants to acquire up to 270,957 Common Shares at an exercise price of $5.5993 per share, being a 30% discount to the per share price of the Common Shares issued and sold in the IPO, with expiry dates ranging from January 4, 2024 to January 8, 2024.

(6)

Represents common share purchase warrants to acquire up to 39,846 Common Shares at an exercise price of $7.1991, being a 10% discount to the per share price of the Common Shares issued and sold in the IPO, with an expiry date of January 4, 2024.

(7)

Represents 562,500 Common Shares that are issuable upon conversion of the 225 Class B Shares of Eupraxia Pharma held by Amanda Malone, the Chief Scientific Officer of the Company. Each Class B Share is exchangeable into Common Shares based on an exchange rate of 2,500 Common Shares for each Class B Share, subject to adjustments upon the occurrence of certain events, for a total of 562,500 Common Shares. The Class B Shares are exchangeable by Ms. Malone at her election, provided that the Company may force the exchange of the Class B Shares into Common Shares at any time on or after January 31, 2031, or on or after January 31, 2026 if the Company is listed on a stock exchange and is a reporting issuer in Canada at such time. The Company may also force the exchange of the Class B Shares into Common Shares if there is a change of control transaction involving the Company, a change in law which makes the exchange necessary or desirable or if there are a de minimis number of Class B Shares outstanding. If the Company is listed on a stock exchange at the time of the applicable exchange, the Company may elect to pay Ms. Malone cash in lieu of issuing Common Shares, with such cash amount to be determined based on the then current market price of the Common Shares.

(8)

Each Warrant is exercisable into one common share of the Company (each, a “Warrant Share”) at an exercise price of $11.20 per Warrant Share at any time prior to 5:00 p.m. (Eastern time) on the date that is five years following the closing of the IPO, subject to adjustment in certain events. The Warrants include an acceleration provision, exercisable at the Company’s option, if the Company’s daily volume weighted average share price is greater than $22.40 for five consecutive trading days.

(9)

Each Warrant entitles the holder thereof to acquire one Common Share at an exercise price of $3.00 per Common Share for a period of 48 months following the closing date of the Offering, being April 20, 2022.

(10)

500,538 Warrants were issued to the agents of the Offering and represents 7% of the Units issued in the Offering including the over-allotment option (the “Compensation Warrants”). Each Compensation Warrant shall entitle the agents to acquire a Common Share at the Offering Price of $2.05 for a period of 48 months following completion of the Offering, being April 20, 2022. During 2022, 200,000 warrants were exercised with another 150,000 warrants exercised during early 2023.

(11)

Each Nordic Warrant is exercisable into one Common Share at an exercise price of $11.20 per share at any time prior to 5:00 p.m. (Eastern time) on April 29, 2026, subject to adjustment in certain events. The Nordic Warrants include an acceleration provision, exercisable at the Company’s option, if the Company’s daily volume weighted average share price is greater than $22.40 for five consecutive trading days.

(12)

SVB may elect to convert the principal amount of the convertible debt into Common Shares at a conversion price equal to $5.68 per Common Share. SVB may also elect to convert accrued and unpaid interest, the conversion price of the accrued and unpaid interest will be subject to the minimum pricing requirements of the TSX, to the extent applicable at the time of conversion.

Common Shares

Each Common Share entitles the holder thereof to one vote at any meeting of our shareholders. The holders of Common Shares are entitled to receive if, as and when declared by the Board, dividends in such amounts as shall be determined by the Board. After the holders of Preferred Shares have first received from the property and assets of the Company the amount they are entitled to, the holders of Common Shares have the right to receive the Company’s remaining property and assets in the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Preferred Shares

We may issue our Preferred Shares from time to time in one or more series. The terms of each series of Preferred Shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our Board, without shareholder approval, provided that all Preferred Shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up. The Preferred Shares are entitled to priority over the Common Shares with respect to the distribution of assets of the Company in the event of any liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary. The Preferred Shares are only entitled to the voting rights and dividends as provided in the special rights and restrictions attached to any particular series.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares are listed and posted for trading on the TSX under the symbol “EPRX” and the Warrants are listed and posted for trading on the TSX under the symbols “EPRX.WT” and “EPRX.WT.A”.

The following table sets forth the reported high and low prices and the aggregate monthly volume of trading of the Common Shares for the year ended 31 December 2022:

	High	Low	Volume
January 2022	$2.34	$1.95	123,945
February 2022	$2.27	$1.90	143,896
March 2022	$2.24	$1.51	132,590
April 2022	$2.23	$1.40	537,094
May 2022	$1.64	$0.80	1,038,993
June 2022	$1.67	$0.96	824,235
July 2022	$1.16	$1.00	239,501
August 2022	$1.49	$0.89	796,483
September 2022	$2.37	$1.49	477,972
October 2022	$3.99	$2.30	400,037
November 2022	$4.85	$3.66	619,643
December 2022	$4.03	$3.28	352,697

The following table sets forth the reported high and low prices and the aggregate monthly volume of trading of the listed “EPRX.WT” Warrants for the year ended 31 December 2022:

	High	Low	Volume
January 2022	$0.33	$0.33	15,500
February 2022	$0.33	$0.33	32,850
March 2022	$0.055	$0.055	382,400
April 2022	$0.03	$0.03	280,375
May 2022	$0.02	$0.02	201,025
June 2022	$0.02	$0.02	500
July 2022	$0.02	$0.02	10,000
August 2022	$0.02	$0.02	51,000
September 2022	$0.06	$0.06	94,500
October 2022	$0.06	$0.06	186,850
November 2022	$0.20	$0.20	37,000
December 2022	$0.12	$0.12	91,070

The following table sets forth the reported high and low prices and the aggregate monthly volume of trading of the listed “EPRX.WT.A” Warrants for the year ended 31 December 2022:

	High	Low	Volume
January 2022	N/A	N/A	N/A
February 2022	N/A	N/A	N/A
March 2022	N/A	N/A	N/A
April 2022	$0.21	$0.10	50,000
May 2022	$0.24	$0.10	33,000
June 2022	$0.16	$0.16	0

July 2022	$0.16	$0.16	0
August 2022	$0.16	$0.16	0
September 2022	$0.50	$0.16	36,500
October 2022	$0.98	$0.50	150,000
November 2022	$2.48	$1.30	163,900
December 2022	$1.50	$1.25	71,300

Prior Sales

The following table summarizes details of each class of securities of the Company that is outstanding but not listed or quoted on a marketplace issued by the Company during the most recently completed financial year:

Date of Issuance/Grant	Type of Security	Number of Securities Issued	Issue/Exercise Price
March 31, 2022	Options	413,500	$1.90
April 20, 2022	Compensation Warrants	500,538	$2.05
December 9, 2022	Options	758,700	$3.85

DIRECTORS AND OFFICERS

The names of the directors and executive officers of the Company as of the date hereof, their province or state and country of residence, their respective positions with the Company the date upon which the directors were first elected to the Board are set out in the table below. The term of each director expires on the date of our next annual meeting.

Name, Province of Residence and Position with Eupraxia	Principal Occupation or Business or Employment in the Past Five Years	Date Appointed as a Director of the Company
James A. Helliwell British Columbia, Canada Chief Executive Officer and Director	Chief Executive Officer, Eupraxia Pharmaceuticals Inc. (July 2012—Present)	July 23, 2012

Amanda Malone British Columbia, Canada Chief Scientific Officer	Chief Scientific Officer, Eupraxia Pharmaceuticals Inc. (Sep 2012 – Present)	N/A

Bruce Cousins British Columbia, Canada Chief Financial Officer and President	Chief Financial Officer, Eupraxia Pharmaceuticals Inc. (May 2021 – Present)	N/A

Paul Brennan British Columbia, Canada Chief Business Officer	Chief Business Officer, Eupraxia Pharmaceuticals Inc. (December 2022 – Present)	N/A

Simon Pimstone British Columbia, Canada Chairman of the Board and Director

Founder and Chief Executive Officer, XYON Health Inc. (Jan 2019 – Current)

Chair of the Board, Alpha-9 Theranostics (May 2020 – Current)

Non-Executive Chair of the Board, Xenon Pharmaceuticals, Inc. (June 2022 – Present)

Executive Chair of the Board, Xenon Pharmaceuticals, Inc. (June 2021 – June 2022)

Chief Executive Officer, Xenon Pharmaceuticals, Inc. (January 2003 – June 2021)

January 14, 2013 (as Director) and January 24, 2013 (as Chairman)

Richard M. Glickman British Columbia, Canada Director

Chairman of the Board, ESSA Pharma Inc. (October 2010- Present)

Co-founder and Executive Chairman (September 2013 – February 2014) and Chairman of the Board (February 2014 – April 2019) and Chief Executive Officer (February 2017 – April 2019), Aurinia Pharmaceuticals Inc.

Venture Partner, Lumira Ventures (March 2016 – Present)

March 9, 2021

Paul Geyer(3) British Columbia, Canada Director	Chief Executive Officer, Discovery Parks and Nimbus Synergies (May 2017 – Present) Chief Executive Officer, LightIntegra Technology Inc. (May 2009 – March 2017)	January 14, 2013

John Montalbano British Columbia, Canada Director

Director, AbCellera Biologics Inc. (November 2020 – Present)

Director, XYON Health Inc. (June 2021 – Present)

Director, Canada Pension Plan Investment Board (February 2017 – Present)

Director, Aritzia Inc. (July 2019 – Present)

Vice Chair, RBC Wealth Management (April 2015-December 2016)

January 14, 2013

Michael Wilmink(2) Arizona, USA Director	Orthopaedic Surgeon, Partner in OrthoArizona practice (2002 – Present)	January 14, 2013

Notes:

(1)

The information as to principal occupation, business or employment (for the preceding five years for any new director) and Common Shares beneficially owned, controlled or directed is not within the knowledge of the management of the Company and has been furnished by the respective nominees themselves. Beneficial ownership is determined in accordance with applicable Canadian securities laws.

(2)	Members of the Compensation Committee, with Richard Glickman as chair.
(3)	Members of the Audit Committee, with John Montalbano as chair.
(4)	Members of the Nominating and Corporate Governance Committee, with Simon Pimstone as chair.

As of the date of this AIF, the directors and executive officers of the Company owned, directly or indirectly, or exercised control or direction over 2,493,132 (11.47%) of the issued and outstanding Common Shares of the Company.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

Cease Trade Orders

To the best of our knowledge, no director or executive officer of the Company, is, or within the ten years prior to the date hereof, has been, a director, chief executive officer or chief financial officer that: (i) while that person was acting in that capacity was the subject of a cease trade order or similar order or an order that denied the other issuer access to any exemptions under Canadian securities legislation, that was in effect for a period of more than thirty consecutive days or, (ii) after that person ceased to act in that capacity, was the subject of a cease trade order or similar order, or an order that denied the other issuer access to any exemptions under Canadian securities legislation, that was in effect for a period of more than thirty consecutive days and which resulted from an event that occurred while that person was acting in that capacity.

Penalties or Sanctions

To the best of our knowledge, no director or executive officer of the Company, or a shareholder holding a sufficient number of shares of the Company to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities authority, or any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

To the best of our knowledge, no director or executive officer of the Company, or a shareholder holding a sufficient number of shares of the Company to affect materially the control of the Company, (i) has, during the ten years prior to the date hereof, been a director or executive officer of any company that, while that person was acting in that capacity, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his, her or its assets or (ii) has, during the ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his, her or its assets.

Conflicts of Interest

To the best of the Company’s knowledge, there are no existing or potential material conflicts of interest between the Company and any of its directors or officers as of the date hereof. However, certain of the Company’s directors and officers are, or may become, directors or officers of other companies with businesses which may conflict with its business. Accordingly, conflicts of interest may arise which could influence these individuals in evaluating possible acquisitions or in generally acting on the Company’s behalf. See also “Risk Factors – Our directors may serve as directors of other biotech companies and may have conflicts of interest”. Pursuant to the BCBCA, directors and officers of the Company are required to act honestly and in good faith with a view to the best interests of the Company. As required under the BCBCA and the Company’s Articles:

•

a director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer of the Company, must promptly disclose the nature and extent of that conflict; and

•

a director who holds a disclosable interest (as such term is defined under the BCBCA) in a contract or transaction into which the Company has entered or proposes to enter may generally not vote on any directors’ resolution to approve such contract or transaction.

Generally, as a matter of practice, directors who have disclosed a material interest in any contract or transaction that the Board is considering will not take part in any board discussion respecting that contract or transaction. If on occasion such directors do participate in the discussions, they will refrain from voting on any matters relating to matters in which they have disclosed a material interest. In appropriate cases, the Company will establish a special committee of independent directors to review a matter in which directors or officers may have a conflict.

PROMOTERS

No person or company is, or has acted as, a promoter of the Company within the two most recently completed financial years or during the current financial year.

AUDIT COMMITTEE INFORMATION

Audit Committee

The Audit Committee is comprised of John Montalbano (Chair), Simon Pimstone and Paul Geyer, each of whom is “independent” and “financially literate” pursuant to NI 52-110.

The Audit Committee assists the Board in fulfilling its obligations relating to the integrity of the internal financial controls and financial reporting of the Company. The external auditors of the Company report directly to the Audit Committee. The Audit Committee’s principal responsibilities include (i) recommending the external auditor to be nominated for the purpose of providing audit, review or attest services for the Company, (ii) recommending the compensation of the external auditor, (iii) overseeing the work of the external auditor in performing audit, review or attest services for the Company, (iv) reviewing the Company’s financial statements, management’s discussion and analysis and annual and interim earnings press releases before the Company publicly discloses this information, and (v) establishing procedures for addressing complaints or concerns regarding accounting, internal control or auditing matters.

A copy of the Audit Committee’s charter is attached as Schedule “A” to this AIF.

Relevant Education and Experience

Each member of the Audit Committee has adequate education and experience that is relevant to their performance as an Audit Committee member and, in particular, the requisite education and experience that have provided the member with:

(a)

an understanding of the accounting principles used by the Company to prepare its financial statements and the ability to assess the general application of those principles in connection with estimates, accruals and reserves;

(b)

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements or experience actively supervising individuals engaged in such activities; and

(c)	an understanding of internal controls and procedures for financial reporting.

John Montalbano, CFA, Director

John retired as CEO of RBC Global Asset Management in 2015, at which point the company managed $370 billion in assets, placing it among the 50 largest asset managers worldwide. John currently serves as Director and Audit Chair for the following organizations: Canada Pension Plan Investment Board, AbCellera Inc. (NASDAQ), and Eupraxia Pharmaceuticals (TSX). He also serves as Director for Aritzia Inc. and Chairs White Crane Capital, a Vancouver-based hedge fund.

John’s past volunteer roles have included Chair of the UBC Board of Governors, Chair of St. Paul’s Foundation, Chair of The Vancouver Police Foundation, Killam Trusts Trustee, co-Founder of Take a Hike Youth at Risk Foundation, Chair of the Vancouver Public Library Capital Campaign and Director/Chair Investments for the Asia Pacific Foundation of Canada. He serves as a Director for the Gairdner Foundation, the Rideau Hall Foundation, and Windmill Microlending.

John holds a Chartered Financial Analyst designation, a Bachelor of Commerce degree with Honours from the University of British Columbia, and an Honorary Doctor of Letters degree from Emily Carr University of Art and Design

Simon Pimstone, MD, PhD, FRCPC (Chair), Chairman of the Board

Dr. Simon Pimstone is a founder, Director, and former Chief Executive Officer at Xenon Pharmaceuticals Inc. (“Xenon”), a publicly traded Canadian biotechnology company (Nasdaq: XENE). Xenon is engaged in discovering and developing novel pharmaceuticals targeting neurological diseases with a key focus on ion channels.

Dr Pimstone is also a founder of XYON Health Inc., a Company that aims to deliver innovative healthcare solutions for men, with a focus on hair loss.

Dr. Pimstone received his MD from the University of Cape Town (MBChB, 1991) and is an internal medicine specialist (FRCPC, UBC, 2001). Prior to his specialization, he trained as a clinical research fellow with the Department of Medical Genetics at the University of British Columbia and obtained his PhD in cardiovascular genetics through the University of Amsterdam (1998).

Dr. Pimstone also serves as a consultant physician at the UBC Medical and Cardiology Clinic at UBC Hospital in Vancouver

Dr. Pimstone has served on numerous non-profit boards including BIOTECanada, LifeSciences BC, the Center for Molecular Medicine and Therapeutics, Providence Healthcare and numerous life sciences company boards including Eupraxia Pharmaceuticals and Alpha9 Theranostics.

Dr. Pimstone has received a number of awards and is widely published.

Paul Geyer, P.Eng., Director

Mr. Geyer is a Medtech Entrepreneur, angel investor and venture capitalist, and has sat on the Boards of several companies. Over the past 30 years Mr. Geyer founded or led three companies through their growth phase, in one case to exit and in another to a public company. These companies have grown to employ more than 350 people.

Mr. Geyer is currently the CEO of Discovery Parks and Nimbus Synergies, a venture capital investment program focused on growing BC Digital Health companies that operate in the intersection between health, life sciences, and technology. He is an active mentor and angel investor in medical technology companies.

In 1991 he founded Mitroflow, a tissue heart valve company. Mr. Geyer grew the company from nine employees to more than 125 employees, selling in 1999 for more than $50 million. In 2001, Mr. Geyer founded Medical Ventures (Neovasc) where he is on the board and held the position of CEO until June 2008 and was responsible for raising over $40 million in equity financing and overseeing the acquisition of three other companies.

From 2009 to 2017, Mr. Geyer was the first CEO of LightIntegra Technology which developed the ThromboLux, a point of care device to determine platelet quality for blood transfusions.

Since 2008, Mr. Geyer has focused on assisting entrepreneurs to build successful businesses, as a mentor or board member, and as a Fellow of Creative Destruction Labs. He has also worked on building the local community through his involvement as a board member of BCTech, LifeSciences BC, and Science World, Vancouver General Hospital & UBC Hospital Foundation, and Junior Achievement BC along with a number of non-profit community-based organizations. He also participates in a range of philanthropic endeavours.

Pre-Approval Policies and Procedures

The Audit Committee has the authority and responsibility for pre-approval of all non-audit services to be provided to the Company or its subsidiary entities by the external auditors or the external auditors of the Company’s subsidiary entities unless such pre-approval is otherwise appropriately delegated or if appropriate specific policies and procedures for the engagement of non-audit services have been adopted by the Audit Committee.

External Auditor Service Fees by Category

The aggregate fees billed by the Company’s external auditors in the last two fiscal years for audit fees are set out in the table below. In the table, “Audit Fees” are fees billed by the Company’s external auditor for services provided in auditing the Company’s annual financial statements. “Audit-Related Fees” are fees not included in audit fees that are billed by the external auditor for assurance and related services that are reasonably related to the performance of the audit review of the Company’s financial statements. “Tax Fees” are fees billed by the external auditor for professional services rendered for tax compliance, tax advice and tax planning. “All Other Fees” are fees billed by the external auditor for products and services not included in the foregoing categories. All fees are “as billed” on a cash basis by the Company. All amounts in the table are expressed in Canadian dollars.

Financial Year Ending	Audit Fees	Audit Related Fees	Tax Fees(1)	All Other Fees
December 31, 2022	$42,000	$42,500	$13,000	$—
December 31, 2021	$25,000	$59,579	$7,223	$—

Notes:

(1)

Tax Fees related to the preparation of income tax returns for the Company’s subsidiaries and fees related to the preparation of the Company’s Scientific Research and Experimental Development (“SR&ED”) claims.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

To the Company’s knowledge, there are no legal proceedings or regulatory actions to which the Company is a party, or has been a party to, or of which any of its property is the subject matter of, or was the subject matter of, since the beginning of the financial year ended December 31, 2022, and no such proceedings or actions are known by the Company to be contemplated.

As of December 31, 2022, and the date of this AIF, the Company is not subject to:

(a)	any penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during the financial year ended December 31, 2022;

(b)	any other penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision; or

(c)	settlement agreements the Company entered into before a court relating to securities legislation or with a securities regulatory authority during the financial year ended December 31, 2022.

The Company is unaware of any condition of default under any debt, regulatory, exchange related or other contractual obligation.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as described elsewhere in this AIF, none of (i) the directors or executive officers of the Company, (ii) the shareholders who beneficially own or control or direct, directly or indirectly, more than 10% of the voting shares of the Company, or (iii) any associate or affiliate of the persons referred to in (i) and (ii), has or has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year or in any proposed transaction that has materially affected or is reasonably expected to materially affect Eupraxia.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for the Common Shares and the Warrant Agent in respect of the listed Warrants is TSX Trust Company at its principal offices in Vancouver, British Columbia.

MATERIAL CONTRACTS

The following are “material contracts” of the Company, as defined in National Instrument 51-102 - Continuous Disclosure Obligations, that are outstanding as of the date of this AIF:

•	The Amended and Restated License Agreement between Auritec and Eupraxia USA dated October 9, 2018, as amended, and the Security Agreement between Auritec and Eupraxia USA dated March 31, 2020.

•	The warrant indenture between the Company and TSX Trust Company dated March 9, 2021.

•

The 2021 contingent convertible debt agreement between the Company, Eupraxia Pharma, Inc., Eupraxia Holdings, Inc., Eupraxia Pharmaceuticals USA, LLC, SVB and SVB Innovation Credit Fund VIII, L.P dated June 21, 2021.

•	The warrant indenture between the Company and TSX Trust Company dated April 20, 2022.

Copies of the foregoing documents are available on SEDAR at www.sedar.com.

INTERESTS OF EXPERTS

The auditor of the Company is Baker Tilly WM LLP, with its office being located at 900-400 Burrard Street, Vancouver BC V6C 3B7 Canada, and it has confirmed that it is independent of the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information relating to the Company, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans is contained in the Company’s Management Information Circular dated April 29, 2022 and filed on SEDAR at www.sedar.com. Additional financial information is provided in our audited consolidated financial statements and management’s discussion and analysis for our most recently completed financial year, each of which and is available under the Company’s profile at www.sedar.com.

SCHEDULE “A”

Audit Committee Charter

PURPOSE

The primary function of the Audit Committee is to assist the board of directors (the “Board”) of Eupraxia Pharmaceuticals Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the shareholders and others, the systems of internal controls and management information systems established by the senior officers of the Company (“Management”) and the Company’s internal and external audit process and monitoring compliance with the Company’s legal and regulatory requirements with respect to its financial statements.

The Audit Committee is accountable to the Board. In the course of fulfilling its specific responsibilities hereunder, the Audit Committee is expected to maintain an open communication between the Company’s external auditors and the Board.

The Audit Committee does not plan or perform audits or warrant the accuracy or completeness of the Company’s financial statements or financial disclosure or compliance with generally accepted accounting procedures as these are the responsibility of Management.

RESPONSIBILITIES

Subject to the powers and duties of the Board, the Board hereby delegates to the Audit Committee the following powers and duties to be performed by the Audit Committee on behalf of and for the Board. Nothing in this Charter is intended to or does confer on any member a higher standard of care or diligence than that which applies to the directors as a whole.

External Auditors

The Audit Committee has primary responsibility for the selection, appointment, dismissal, compensation and oversight of the external auditors, subject to the overall approval of the Board. For this purpose, the Audit Committee may consult with Management.

The external auditors shall report directly to the Audit Committee. In addition, the Audit Committee:

a.	recommends to the Board:

i.	whether the current external auditors should be nominated for reappointment for the ensuing year and if applicable, select and recommend a suitable alternative for nomination; and

ii.	the amount of compensation payable to the external auditors;

b.	resolves disagreements, if any, between Management and the external auditors regarding financial reporting;

c.	provides the Board with such recommendations and reports with respect to the financial statements of the Company as it deems advisable;

d.

takes reasonable steps to confirm the independence of the external auditors, including but not limited to pre-approving any non-audit related services provided by the external auditors to the Company or the Company’s subsidiaries, if any;

e.	confirms that the external auditors are a “participating audit” firm for the purpose of National Instrument 52-108 – Auditor Oversight and are in compliance with governing regulations;

f.	reviews the plan and scope of the audit to be conducted by the external auditors of the Company;

g.	reviews and evaluates the performance of the external auditors; and

h.	reviews and approves the Company’s hiring policy regarding partners, employees and former partners and employees of the Company’s present and former external auditors.

Audit and Review Process and Results

The Audit Committee has a duty to receive, review and make any inquiry regarding the completeness, accuracy and presentation of the Company’s financial statements to ensure that the financial statements fairly present the financial position and risks of the organization and that they are prepared in accordance with generally accepted accounting principles. To accomplish this, the Audit Committee:

a.	considers the scope and general extent of the external auditors’ review, including their engagement letter and major changes to the Company’s auditing and accounting principles and practices;

b.	consults with management regarding the sufficiency of the Company’s internal system of audit and financial controls, internal audit procedures and results of such audits;

c.	ensures the external auditors have full, unrestricted access to required information and have the cooperation of management;

d.

reviews with the external auditors the audit process and standards, as well as regulatory or Company-initiated changes in accounting practices and policies and the financial impact thereof, and selection or application of appropriate accounting principles;

e.

reviews with the external auditors and, if necessary, legal counsel, any litigation, claim or contingency, including tax assessments, that could have a material effect upon the financial position of the Company and the manner in which these matters are being disclosed in the financial statements;

f.	reviews the appropriateness and disclosure of any off-balance sheet matters;

g.	reviews disclosure of related party transactions;

h.	receives and reviews with the external auditors, the external auditors’ audit report and the audited financial statements;

i.	makes recommendations to the Board respecting approval of the audited financial statements;

j.

meets with the external auditors separately from management to review the integrity of the Company’s financial reporting, including the clarity of financial disclosure and the degree of conservatism or aggressiveness of the accounting policies and estimates, any significant disagreements or difficulties in obtaining information, adequacy of internal controls over financial reporting, adequacy of disclosure controls and procedures, and the degree of compliance by the Company with prior recommendations of the external auditors;

k.	directs management to implement such changes as the Audit Committee considers appropriate, subject to any required approvals of the Board arising out of the review; and

l.	meets at least annually with the external auditors, independent of management, and reports to the Board on such meetings.

Interim Financial Statements

The Audit Committee:

a.	reviews and determines the Company’s practice with respect to review of interim financial statements by the external auditors;

b.	conducts all such reviews and discussions with the external auditors and Management as it deems appropriate; and

c.	makes recommendations to the Board respecting approval of the interim financial statements.

Involvement with Management

The Audit Committee has primary responsibility for overseeing the actions of management in all aspects of financial management and reporting. The Audit Committee:

a.	reviews the Company’s annual and interim financial statements, Management’s Discussion and Analysis and earnings press releases, if any, before the Company publicly discloses this information;

b.

reviews all of the Company’s public disclosure of financial information extracted from the Company’s financial statements, if such financial statements have not previously been reviewed by the Committee, prior to such information being made public by the Company and for such purpose, the CFO assumes responsibility for providing the information to the Audit Committee for its review; reviews material financial risks with Management, the plan that Management has implemented to monitor and deal with such risks and the success of Management in following the plan;

c.

consults annually and otherwise as required with the Company’s CEO and CFO respecting the adequacy of the internal controls over financial reporting and disclosure controls and procedures and reviews any breaches or deficiencies;

d.	obtains such certifications of annual and interim filings by the CEO and CFO attesting to internal controls over financial reporting and disclosure controls and procedures as deemed advisable;

e.	reviews Management’s response to significant written reports and recommendations issued by the external auditors and the extent to which such recommendations have been implemented by Management;

f.	reviews with Management the Company’s compliance with applicable laws and regulations respecting financial reporting matters, and any proposed regulatory changes and their impact on the Company; and

g.

reviews as required with Management and approves disclosure of the Audit Committee Charter, and Audit Committee disclosure required in the Company’s Annual Information Form, Information Circular and on the Company’s website.

PROCEDURAL MATTERS

The Audit Committee:

a.	invites the Company’s external auditors, the CFO, and such other persons as deemed appropriate by the Audit Committee to attend meetings of the Audit Committee;

b.	reports material decisions and actions of the Audit Committee to the Board, together with such recommendations as the Audit Committee may deem appropriate;

c.	has the power to conduct or authorize investigations into any matter within the scope of its responsibilities;

d.

has the right to engage independent counsel and other advisors as it determines necessary to carry out its duties and the right to set the compensation for any advisors employed by the Audit Committee;

e.

has the right to communicate directly with the CFO and other members of Management who have responsibility for the internal and external audit process, as well as to communicate directly with the internal and external auditors; and

f.	pre-approves non-audit services to be performed by the external auditors in accordance with the provisions of National Instrument 52-110 – Audit Committees (“NI 52-110”).

COMPOSITION

The Audit Committee is composed of a minimum of three directors, all of whom are independent, subject to any exemptions or relief that may be granted from such requirements under NI 52-110, and have relevant skills and/or experience in the Audit Committee’s areas of responsibility as may be required by the securities laws applicable to the Company, including those of any stock exchange on which the Company’s securities are traded. No member shall have served as the CEO of the Company, or an affiliate, within the past five years, or as the CFO of the Company, or an affiliate, within the past three years.

The members of the Audit Committee shall not be members of more than three public company audit committees (including the Company), except for a member with demonstrable financial expertise such as a former CFO, who shall not be a member of more than four audit committees (including the Company).

Appointment of Committee Members and Vacancies

Members of the Audit Committee are appointed or confirmed by the Board annually and hold office at the pleasure of the Board. The Board fills any vacancy on, and may appoint any additional members to, the Audit Committee.

Committee Chair

The Board appoints a Chair for the Audit Committee.

STRUCTURE AND OPERATIONS

Meetings

The Chair of the Audit Committee or the Chair of the Board or any two of its members may call a meeting of the Audit Committee. The Audit Committee must meet at least four times each fiscal year, and at such other times during each year as it deems appropriate.

Quorum

A majority of the members appointed to the Audit Committee constitutes a quorum.

Notice of Meetings

The Chair of the Audit Committee arranges to provide notice of the time and place of every meeting in writing (including by electronic means) to each member of the Audit Committee at least two (2) business days prior to the time fixed for such meeting, provided, however, that a member may in any manner waive a notice of a meeting. Attendance of a member at a meeting constitutes a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. The Chair also ensures that an agenda for the meeting and all required materials for review by the members of the Audit Committee are delivered to the members with sufficient time for their review, or that such requirement is waived.

Absence of Committee Chair

If the Chair of the Audit Committee is not present at any meeting of the Audit Committee, the other members of the Audit Committee will choose a Chair to preside at the meeting.

Secretary of Committee

At each meeting the Audit Committee appoints a secretary who need not be a director of the Company.

Attendance of the Company’s Officers at Meetings

The Chair of the Audit Committee or any two members of the Audit Committee may invite one or more officers of the Company to attend any meeting of the Audit Committee.

Delegation

The Audit Committee may, in its discretion and where permitted by NI 52-110, delegate all or a portion of its duties and responsibilities to a subcommittee, management or, to the extent otherwise permitted by applicable plans, laws or regulations, to any other body or individual.

Procedure and Records

Subject to any statute or constating documents of the Company, the Audit Committee determines its own procedures at meetings and may conduct meetings by telephone and keeps records of its proceedings.

REPORTING AND ASSESSMENT

The Audit Committee reports to the Board of Directors, and on an annual basis, presents to the Board a Committee Annual Report consisting of the Audit Committee’s review of its charter, the Committee’s and its Chair’s performance over the past year, and any recommendations the Audit Committee makes in respect thereto.

EFFECTIVE DATE

This Charter was approved by the Board on March 2, 2021.